AGREEMENT AND PLAN OF MERGER AND REORGANIZATION


                                     among:


                              GRAPHON CORPORATION,
                             a Delaware corporation;


                              GRAPHON NES SUB, LLC,
                     a California limited liability company;


                            GRAPHON VIA SUB III INC.
                             a Delaware corporation;


                       NETWORK ENGINEERING SOFTWARE, INC.,
                            a California corporation;

                                       and

                                 RALPH WESINGER



                           ---------------------------
                          Dated as of December 3, 2004
                           ---------------------------

                                TABLE OF CONTENTS

                                                                PAGE
SECTION 1.   Description of Transaction...........................2

      1.1  The Transaction........................................2

      1.2  Effect of the Merger...................................2

      1.3  Closing................................................2

      1.4  Articles of Incorporation; Bylaws; Articles of
           Organization; Limited Liability Company Operating
           Agreement; Directors and Officers......................3

      1.5  Conversion of Shares...................................3

      1.6  Company Stock Options..................................5

      1.7  Closing of the Company's Transfer Books................5

      1.8  Exchange of Certificates; Cardinal Shares; Deposit
           into Escrow............................................5

      1.9  Dissenting Shares......................................7

      1.10 Issuance of Shares to Sierra Patent Group..............7

      1.11 Tax Consequences.......................................7

      1.12 Further Action.........................................8

SECTION 2.   Representations and Warranties of the Company........8

      2.1  Due Organization; No Subsidiaries; Etc.................8

      2.2  Articles of Incorporation and Bylaws; Records..........8

      2.3  Capitalization, Etc....................................9

      2.4  Financial Statements..................................10

      2.5  Absence of Changes....................................10

      2.6  Title to Assets.......................................11

      2.7  Bank Accounts; Receivables............................11

      2.8  Equipment; Leasehold..................................12

      2.9  Intellectual Property.................................12

      2.10 Contracts.............................................16

      2.11 Liabilities...........................................17

      2.12 Compliance with Legal Requirements....................17

      2.13 Governmental Authorizations...........................17

      2.14 Tax Matters...........................................18

      2.15 Employee and Labor Matters; Benefit Plans.............19

                                       i.

      2.16 Environmental Matters.................................22

      2.17 Insurance.............................................22

      2.18 Related-Party Transactions............................22

      2.19 Legal Proceedings; Orders.............................23

      2.20 Authority; Binding Nature of Agreement................23

      2.21 Non-Contravention; Consents...........................23

      2.22 Vote Required.........................................24

      2.23 Information Statement.................................24

SECTION 3.   Representations and Warranties of Parent and
             Merger Sub..........................................24

      3.1  SEC Filings; Financial Statements.....................24

      3.2  Authority; Binding Nature of Agreement................25

      3.3  Valid Issuance........................................25

SECTION 4.   Certain Covenants of the Company....................25

      4.1  Access and Investigation; Cooperation.................25

      4.2  Operation of the Company's Business...................26

      4.3  Notification; Updates to Disclosure Schedule..........27

      4.4  No Negotiation........................................28

      4.5  No Interference.......................................29

SECTION 5.   Additional Covenants of the Parties.................29

      5.1  Filings and Consents..................................29

      5.2  Securities Compliance; Blue Sky.......................29

      5.3  Company Shareholders' Approval........................29

      5.4  Public Announcements..................................30

      5.5  Best Efforts..........................................30

SECTION 6.   Conditions Precedent to Obligations of Parent
             and Merger Subs.....................................30

      6.1  Accuracy of Representations...........................30

      6.2  Performance of Covenants..............................30

      6.3  Shareholder Approval..................................30

      6.4  Dissenters' Rights....................................31

                                       ii.

      6.5  Consents..............................................31

      6.6  Agreements and Documents..............................31

      6.7  Resolution of Legal Proceedings and Disputes;
           Removal of Liens......................................32

      6.8  Financing.............................................32

      6.9  Questionnaires........................................32

      6.10 No Restraints.........................................32

      6.11 No Legal Proceedings..................................33

      6.12 No Material Adverse Effect............................33

SECTION 7.   Conditions Precedent to Obligations of the
             Company.............................................33

      7.1  Accuracy of Representations...........................33

      7.2  Performance of Covenants..............................33

      7.3  No Restraints.........................................33

SECTION 8.   Termination.........................................33

      8.1  Termination Events....................................33

      8.2  Termination Procedures................................34

      8.3  Effect of Termination.................................34

SECTION 9.   Indemnification, Etc................................34

      9.1  Survival of Representations, Etc......................34

      9.2  Indemnification.......................................35

      9.3  Escrow Fund...........................................36

SECTION 10.  Miscellaneous Provisions............................36

      10.1 Further Assurances....................................36

      10.2 Fees and Expenses.....................................36

      10.3 Attorneys' Fees.......................................37

      10.4 Notices...............................................37

      10.5 Time of the Essence...................................38

      10.6 Headings..............................................38

      10.7 Counterparts..........................................38

      10.8 Governing Law.........................................38

                                      iii.

      10.9 Successors and Assigns................................38

      10.10Remedies Cumulative; Specific Performance.............38

      10.11Waiver................................................38

      10.12Amendments............................................39
      10.13Severability..........................................39

      10.14Parties in Interest...................................39

      10.15Entire Agreement......................................39

      10.16Construction..........................................39


                                      iv.

                               AGREEMENT AND PLAN
                          OF MERGER AND REORGANIZATION

      THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION ("Agreement") is made and entered into as of December 3, 2004, by and among: GRAPHON CORPORATION, a Delaware corporation ("Parent"); GRAPHON VIA SUB III INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub I"); GRAPHON NES SUB, LLC, a California limited liability company and a wholly owned subsidiary of Parent ("Merger Sub II" and, together with Merger Sub II, "Merger Subs"); RALPH WESINGER ("Wesinger"); and NETWORK ENGINEERING SOFTWARE, INC., a California corporation (the "Company"). Certain other capitalized terms used in this Agreement are defined in Exhibit A.

                                    RECITALS

      A. Upon the terms and subject to the conditions of this Agreement, Parent, Merger Subs and the Company intend to effect (i) a merger of Merger Sub I with and into the Company ("Merger I") in accordance with the California General Corporation Law (the "CGCL") and the Delaware General Corporation Law (the "DGCL"), and (ii) following the effectiveness of Merger I, a merger of the Company with and into Merger Sub II in accordance with the CGCL and the California Beverly-Killea Limited Liability Company Act (the "LLC Act") ("Merger II," and together with Merger I, the "Transaction"). Upon consummation of the Transaction, the Company will cease to exist.

      B. Parent, Merger Subs and the Company intend that Merger I and Merger II shall be treated as an integrated transaction and that the Transaction shall qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

      C. This Agreement has been approved by the respective boards of directors of Parent, Merger Sub I and the Company and by the sole Member of Merger Sub II. The board of directors of the Company has approved and determined to recommend that the shareholders of the Company adopt this Agreement and approve Merger I.

      D. On July 28, 2004, a shareholder of the Company, Crystal Bay Capital, LLC ("CBC"), the managing member of which is Nick Sprinkel ("Sprinkel," and together with CBC, the "CBC Parties"), filed a complaint in Superior Court in the County of Santa Clara, California, case number 104-CV-024028 (as amended, the "CBC Action") against the Company, Wesinger and Richard Berhorst, a director of the Company ("Berhorst"). On September 6, 2004, a default was entered against Wesinger in connection with the CBC Action.

      E.   Contemporaneously with the execution and delivery of this Agreement,
(i) Parent, CBC and the Company are executing a Settlement Agreement and Release (the "CBC Release") relating to the CBC Action, which, following execution, will be placed in escrow and be delivered and become effective upon the Closing (as defined in Section 1.3) and (ii) Parent is entering into voting agreements with each of CBC and Wesinger (the "Voting Agreements").


                                       1.

                                    AGREEMENT

      The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1. DESCRIPTION OF TRANSACTION

  1.1 The Transaction. At the Effective Time of Merger I (as defined in Section 1.3), and upon the terms and subject to the conditions set forth in this Agreement, Merger Sub I shall be merged with and into the Company, and the separate existence of Merger Sub I shall cease. The Company shall continue as the surviving corporation in Merger I ("Surviving Entity I"). Following the Effective Time of Merger I, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the CGCL and the LLC Act, Surviving Entity I will be merged with and into Merger Sub II, and the separate existence of Surviving Entity I shall cease. Merger Sub II shall continue as the surviving entity in Merger II (the "Surviving Entity") and shall succeed to and assume all the rights and obligations of the Company or Surviving Entity I in accordance with the CGCL and the LLC Act.

  1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the CGCL and the LLC Act.

  1.3 Closing. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cooley Godward LLP, One Maritime Plaza, 20th Floor, San Francisco, California 94111, at 10:00 a.m. on a date to be designated by Parent, which shall be no later than 15 days after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 6 (other than the condition set forth in Section 6.2, satisfaction of which cannot be determined until the Closing) and Sections
7.1 and 7.4 (the "Scheduled Closing Time"). (The date on which the Closing actually takes place is referred to in this Agreement as the "Closing Date.") If, at the Scheduled Closing Time, any condition set forth in Section 6 or 7 has not been satisfied or waived. Parent shall have the right, in its sole discretion, to extend and delay the Scheduled Closing Time by up to 15 days. Subject to the provisions of this Agreement, an Agreement of Merger for Merger I, satisfying the applicable requirements of the CGCL (the "Agreement of Merger"), shall be duly executed by the Company and concurrently with or as soon as practicable following the Closing filed with the Secretary of State of the State of California in accordance with the relevant provisions of the CGCL and a Certificate of Merger for Merger I, satisfying the applicable requirements of the DGCL, shall be duly executed by the Company and concurrently with or as soon as practicable following the Closing filed with the Secretary of State of Delaware in accordance with the relevant provisions of the DGCL (the time of such filings with the Secretary of State of the State of California and the Secretary of State of the State of Delaware (or such later time as may be agreed in writing by the parties and specified in the Agreement of Merger) being the "Effective Time of Merger I"). Subject to the provisions of this Agreement, a Certificate of Merger for Merger II, satisfying the applicable requirements of the LLC Act (the "Second Certificate of Merger"), shall be duly executed by Merger Sub II and, following the Effective Time of Merger I, filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and the LLC Act (the time of such filing with the Secretary of State of the State of Delaware (or such later time as may be agreed in writing by the parties and specified in the Second Certificate of Merger) being the "Effective Time of Merger II").

  1.4  Articles of Incorporation;  Bylaws; Articles of Organization; Limited
Liability  Company  Operating  Agreement;   Directors  and Officers.

      (a) The directors of Surviving Entity I immediately after the Effective Time of Merger I shall be the respective individuals who are directors of Merger Sub I immediately prior to the Effective Time of Merger I. The officers of Surviving Entity I immediately after the Effective Time of Merger I shall be the individuals set forth on Exhibit B.

      (b) The Operating Agreement of the Surviving Entity immediately after the Effective Time of Merger II shall be the Operating Agreement of Merger Sub II immediately prior to the Effective Time of Merger II.

      (c) The officers of the Surviving Entity immediately after the Effective Time of Merger II shall be the respective individuals who are officers of Surviving Entity I immediately prior to the Effective Time of Merger II. The Manager of the Surviving Entity after the Effective Time of Merger II shall be the individual who is the Manager of Merger Sub II immediately prior to the Effective Time of Merger II.

  1.5  Conversion of Shares.

       (a) Subject to Sections 1.8(c) and 1.9, at the Effective Time of Merger I, by virtue of Merger I and without any further action on the part of Parent, Merger Sub I, the Company or any shareholder of the Company:

           (i) each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into a number of shares of the common stock, par value $0.0001 per share, of Parent (the "Parent Common Stock") equal to the Per Share Exchange Ratio (as defined in Section 1.5(c)); and

           (ii) each share of the common stock (with no par value) of Merger Sub I outstanding immediately prior to the Effective Time of Merger I shall be converted into one share of common stock of Surviving Entity I.

      (b) If any shares of Company Common Stock outstanding immediately prior to the Effective Time of Merger I are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends.

      (c) The Per Share Exchange Ratio is the quotient obtained by dividing the Net Share Consideration by 80,142. For purposes of this calculation:

           (i) "Net Share Consideration" is equal to Gross Share Consideration less the Expense Shares and less the Sierra Shares.

           (ii) "Gross Share Consideration" is equal to 10,000,000 shares of Parent Common Stock;

           (iii) "Expense Shares" is equal to the quotient obtained by dividing the Aggregate Company Expense and Liability Amount by $0.27;

           (iv) The "Aggregate Company Expense and Liability Amount" is the aggregate dollar value of the Excess Liability Amount (as defined below) and all Transaction-Related Expenses (as defined in Section 10.2) incurred by the Company relating to services performed before the Closing Date. In order to calculate the aggregate dollar value of all Transaction-Related Expenses, the Company shall include an estimate of the Aggregate Company Expense Amount in the Information Statement and provide to Parent, no later than one business day prior to the Scheduled Closing Date, a written accounting of all Company expenses included in the Aggregate Company Expense and Liability Amount, together with appropriate supporting documentation of such expenses and a good faith estimate of expenses to be incurred from the date of such accounting until the Closing Date (the "Aggregate Company Expense Amount Notice").

             (A) To the extent the Company incurs additional Transaction-Related Expenses relating to services performed on or after the Closing Date (the "Additional Company Expenses"), Parent is expressly authorized to treat the aggregate value of such Additional Company Expenses as Damages for which Parent shall be indemnified pursuant to the terms of Section 9.

             (B) To the extent that, after the Closing, Parent or the Company owes any Transaction-Related Expenses of the Company relating to services performed before the Closing Date and that were not accounted for in the Aggregate Company Expense Amount Notice, Parent is expressly authorized to treat an amount equal to two times the aggregate value of such unpaid
Transaction-Related Expenses as Damages for which Parent shall be indemnified pursuant to the terms of Section 9.

           (v) "Excess Liability Amount" is equal to the aggregate value of all amounts owed by NES, and all amounts paid by or on behalf of NES before the Closing, that relate to (A) any Legal Proceeding to which NES is a party, (B) any judgment entered against NES or under which NES has any liability and (C) any claim against the Company by, or contractual liability of the Company to, any third party that would be reflected on a balance sheet prepared in accordance with GAAP but that is not reflected on the Company's balance sheet as of October 31, 2004 that is included in the Company Financial Statements (as defined in Section 2.4); provided, however, that up to $300,000 in the aggregate relating to the following enumerated items shall be excluded from the Excess Liability Amount: (1) amounts paid or owed to Cardinal pursuant to the Cardinal Agreement; (2) amounts paid or owed to Sierra (as defined in Section 1.10) with respect to fees and expenses accrued by Sierra prior to the Closing; (3) amounts owed that relate to the judgment lien evidenced by UCC Filing #199828660431, on which "M. Snow" is listed as the Secured Party; (4) amounts owed that relate to the judgment lien evidenced by UCC Filing #200126860629, on which "Heritage Communications of St. Louis" is listed as the Secured Party; (5) amounts paid or owed to Golf U.S.A. (as defined in Section 6.7(d)) under the Golf U.S.A. Agreement (as defined in Section 6.7(d)); and (6) up to $25,000 owed to Bruce Horton ("Horton") in repayment of the outstanding principal balance on a promissory note issued to Mr. Horton in 1997 (the "Horton Note").

           (vi) "Sierra Shares" is equal to 1,750,000 shares of Parent Common Stock, issued to Sierra (subject to the terms of Section 1.8) at the Effective Time of Merger I pursuant to the Sierra Agreement.

  1.6 Company Stock Options. Parent will not assume any stock options or other securities representing the right to acquire shares of the Company's capital stock, whether vested or unvested, in connection with Merger I.

  1.7 Closing of the Company's Transfer Books. At the Effective Time of Merger I, holders of certificates representing shares of the Company's Common Stock that were outstanding immediately prior to the Effective Time of Merger I (the "Holders") shall cease to have any rights as shareholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time of Merger I. No further transfer of any such shares of the Company's capital stock shall be made on such stock transfer books after the Effective Time of Merger I. If, after the Effective Time of Merger I, a valid certificate previously representing any of such shares of the Company's capital stock (a "Company Stock Certificate") is presented to Surviving Entity I or to the Surviving Entity or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.8. Except as otherwise set forth in this Agreement, Sierra shall be included in the definition of "Holders" and shall be treated as a "Holder" for all purposes under this Agreement.

  1.8   Exchange  of  Certificates;  Cardinal  Shares;  Deposit  into Escrow.

      (a) As soon as practicable after the Effective Time of Merger I, Parent will send to the Holders (other than Sierra) (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing Parent Common Stock. Upon surrender of a Company Stock Certificate to Parent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by Parent, such Holder shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock that such Holder has the right to receive pursuant to the provisions of this Section 1, and the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.8, each Company Stock Certificate shall be deemed, from and after the Effective Time of Merger I, to represent only the right to receive upon such surrender a certificate representing shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by this Section 1. If any Company Stock Certificate has been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against Parent, Surviving Entity I or the Surviving Entity with respect to such Company Stock Certificate.

      (b) At or as soon as practicable after the Effective Time of Merger I, and subject to and in accordance with the provisions of Section 9.3, Parent, on behalf of the Holders, shall take, or cause to be taken, the following actions:

           (i) Parent shall withhold from, and not deliver to, the Holders, (A) certificates representing 1,237,500 shares of Parent Common Stock out of the Net Share Consideration, representing a pro rata reduction from the number of shares of Parent Common Stock that each Holder (other than Sierra) would have otherwise received; and (B) a certificate representing 262,500 Sierra Shares, withheld from, and not delivered to, Sierra (the 1,500,000 total shares referenced in this Section 1l.8(b)(i) being referred to as the "Escrow Amount");

           (ii) From the Escrow Amount, Parent shall cause to be delivered to Cardinal, in accordance with the terms of the Cardinal Agreement (as defined in Section 6.7(c)), a certificate representing 500,000 shares of Parent Common Stock;

           (iii) Parent shall cause to be delivered to the Escrow Agent (as defined in Section 9.3) certificates representing the remaining 1,000,000 shares of the Escrow Amount (the "Deposited Shares") which shall be registered in the name of the Escrow Agent as nominee for the Holders that surrendered their Company Stock Certificates pursuant to the terms of this Section 1.8. The Deposited Shares shall be beneficially owned by such Holders, shall be held in escrow and shall be available to settle certain contingencies as provided in the Escrow Agreement. To the extent not used for such purpose, such shares shall be released as provided in the Escrow Agreement; and

           (iv) Parent shall withhold from, and not deliver to Wesinger, certificates representing an additional 1,000,000 shares of Parent Common Stock out of the Net Share consideration, representing a reduction of 1,000,000 shares from the number of shares of Parent Common Stock that Wesinger would have otherwise been entitled to receive (the "Wesinger Escrow Shares"), which shall be registered in the name of the Escrow Agent as nominee for Wesinger. Such shares shall be beneficially owned by Wesinger, shall be held in escrow and shall be available, following recourse to all of the Escrow Amount, to settle certain contingencies as provided in the Escrow Agreement. To the extent not used for such a purpose, such shares shall be released as provided in the Escrow Agreement.

      (c) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time of Merger I shall be paid to a Holder holding an unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional share shall be paid to any such Holder, until such Holder surrenders such Company Stock Certificate in accordance with this Section 1.8 (at which time such Holder shall be entitled to receive all such dividends and distributions and such cash payment).

      (d) No fractional shares of Parent Common Stock shall be issued in connection with Merger I, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, any Holder who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such Holder) shall, upon surrender of such Holder's Company Stock Certificate(s), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of the Parent's Common Stock on the OTC-BB on the Closing Date (the "Parent Stock Price").

      (e) Parent, Surviving Entity I and the Surviving Entity shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any Holder or former Holder pursuant to this Agreement such amounts as Parent, Surviving Entity I or the Surviving Entity may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

      (f) None of Parent, Surviving Entity I and the Surviving Entity shall be liable to any Holder or former Holder for any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

  1.9  Dissenting Shares.

      (a) Notwithstanding anything to the contrary contained in this Agreement, any shares of capital stock of the Company that, as of the Effective Time of Merger I, are or may become "dissenting shares" within the meaning of Section 1300(b) of the CGCL shall not be converted into or represent the right to receive Parent Common Stock in accordance with Section 1.5 (or cash in lieu of fractional shares in accordance with Section 1.8(d)), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in Chapter 13 of the CGCL; provided, however, that if the status of any such shares as "dissenting shares" shall not be perfected, or if any such shares shall lose their status as "dissenting shares," then, as of the later of the Effective Time of Merger I or the time of the failure to perfect such status or the loss of such status, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) Parent Common Stock in accordance with Section 1.5 (and cash in lieu of fractional shares in accordance with Section 1.8(d)).

      (b) The Company shall give Parent (i) prompt notice of any written demand received by the Company prior to the Effective Time of Merger I to require the Company to purchase shares of capital stock of the Company pursuant to Chapter 13 of the CGCL and of any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the CGCL and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

  1.10 Issuance of Shares to Sierra Patent Group. Pursuant to a Contingency Fee Agreement by and between the Company and Sierra Patent Group ("Sierra") dated July 1, 2004 (the "Sierra Agreement"), at the Closing, Sierra shall be issued the Sierra Shares.

  1.11 Tax Consequences. For federal income tax purposes, the Transaction is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. Each party to this Agreement acknowledges that it is responsible for determining the tax consequences of the Transaction for itself and for its shareholders, and that it has not relied on any other party to this Agreement, or any Representative of any other such party, in making such determination.

  1.12 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest Surviving Entity I, the Surviving Entity or Parent with full right, title and possession of and to all rights and property of Merger Subs and the Company, the officers and directors of Surviving Entity I, the Surviving Entity and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants, to and for the benefit of the Indemnitees, as follows:

  2.1  Due Organization; No Subsidiaries; Etc.

      (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Company Contracts.

      (b) The Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name.

      (c) The Company is not and has not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction.

      (d) Wesinger and Berhorst are the only members of the Company's board of directors and no committee of the Company's board of directors has ever been formed. Wesinger, the Company's President and Secretary, is the Company's only officer.

      (e) The Company has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity. The Company has not agreed and is not obligated to make any future investment in or capital contribution to any Entity. The Company has not guaranteed and is not responsible or liable for any obligation of any of the Entities in which it owns or has owned any equity interest.

  2.2 Articles of Incorporation and Bylaws; Records. The Company has delivered to Parent accurate and complete copies of: (a) the Company's articles of incorporation and bylaws, including all amendments thereto; (b) the stock records of the Company; and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of the Company, the Company's board of directors and all committees of the Company's board of directors. There have been no formal meetings or other proceedings of the shareholders of the Company, the Company's board of directors or any committee of the Company's board of directors that are not fully reflected in such minutes or other records. There has not been any violation of any of the provisions of the

Company's articles of incorporation or bylaws, and the Company has not taken any action that is inconsistent in any material respect with any resolution adopted by the Company's shareholders, the Company's board of directors or any committee of the Company's board of directors. The books of account, stock records, minute books and other records of the Company are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices.

  2.3  Capitalization, Etc.

      (a) The authorized capital stock of the Company consists of: 100,000 shares of Common Stock (with no par value), of which 80,142 shares have been issued and are outstanding as of the date of this Agreement. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable. No repurchase option exists in favor of the Company with respect to any of such shares. No shares of preferred stock have been issued or outstanding.

      (b) There is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) to the best of the knowledge of the Company, condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.

      (c) All outstanding shares of Company Common Stock have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements and (ii) all requirements set forth in applicable Contracts.

      (d) The Company has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company. All securities so reacquired by the Company were reacquired in compliance with (i) the applicable provisions of the CGCL and all other applicable Legal Requirements and (ii) all requirements set forth in applicable restricted stock purchase agreements and other applicable Contracts.

      (e) As of the date of the Information Statement (as defined in Section 5.3) and as of the date the Information Statement is delivered to the Company's shareholders, each Holder is an "accredited investor" within the meaning of Regulation D. Each Person that, immediately prior to the Closing, held shares of Company Common Stock, is resident in the state set forth opposite such Person's name on Schedule 2.3(e).

      (f) The Company has no obligation to issue shares of NES capital stock to Alan Butler, Douglas Burmingham, Christopher Coley, Catherine Wesinger or any other Person, and no Person other than the Persons listed on Schedule 2.3(e) has any claim to any shares of NES capital stock or other ownership interest in NES.

  2.4  Financial Statements.

      (a) The Company has delivered to Parent the balance sheets of the Company as of October 31, 2001, 2002, 2003 and 2004, and the income statements, statements of shareholders' equity and statements of cash flows of the Company for the years ended October 31, 2002, 2003 and 2004, together with the notes thereto and, if any, all auditors' reports and opinions relating thereto (collectively, the "Company Financial Statements"):

      (b) The Company Financial Statements are accurate and complete in all material respects and present fairly the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby. The Company Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered.

  2.5 Absence of Changes. Except as set forth in Part 2.5 of the Disclosure Schedule, since October 31, 2003:

      (a) there has not been any material adverse change in the Company's business, condition, assets, liabilities, operations, financial performance or prospects, and, to the best of the knowledge of the Company, no event has occurred that will, or could reasonably be expected to, have a Material Adverse Effect on the Company;

      (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Company's assets;

      (c) the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, and has not repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

      (d) the Company has not sold, issued or authorized the issuance of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or any other security or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

      (e) there has been no amendment to the Company's articles of incorporation or bylaws, and the Company has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

      (f) the Company has not formed any subsidiary or acquired any equity interest or other interest in any other Entity;

      (g) the Company has not made any capital expenditure which, when added to all other capital expenditures made on behalf of the Company since October 31, 2003 exceeds $10,000;

      (h) the Company has not (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract or (ii) amended or prematurely terminated, or waived any material right or remedy under, any such Contract;

      (i) the Company has not (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person or (iii) waived or relinquished any right;

      (j) the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

      (k) the Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance;

      (l) the Company has not (i) lent money to any Person or (ii) incurred or guaranteed any indebtedness for borrowed money;

      (m) the Company has not (i) established or adopted any Employee Benefit Plan, (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees or (iii) hired any new employee;

      (n) the Company has not changed any of its methods of accounting or accounting practices in any respect;

      (o) the Company has not made any Tax election;

      (p) the Company has not commenced or settled any Legal Proceeding;

      (q) the Company has not entered into any material transaction or taken any other material action; and

      (r) the Company has not agreed or committed to take any of the actions referred to in clauses "(c)" through "(q)" above.

  2.6  Title to Assets.

      (a) The Company owns, and has good, valid and marketable title to, all assets purported to be owned by it, including: (i) all assets reflected on the Company's balance sheet as of October 31, 2004, which is part of the Company Financial Statements; (ii) all assets referred to in Part 2.9 of the Disclosure Schedule and all of the Company's rights under the Contracts identified in Part
2.10 of the Disclosure Schedule; and (iii) all other assets reflected in the Company's books and records as being owned by the Company. Except as set forth in Part 2.6(a) of the Disclosure Schedule, all of said assets are owned by the Company free and clear of any liens or other Encumbrances.

      (b) No assets are leased or licensed to the Company.

  2.7  Bank Accounts; Receivables.

      (a) There are no accounts maintained by or for the benefit of the Company at any bank or other financial institution.

      (b) As of October 31, 2004, the Company has no accounts receivable, notes receivable or other receivables.

  2.8  Equipment; Leasehold.

      (a) All material items of equipment and other tangible assets owned by or leased to the Company are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the Company's business in the manner in which such business is currently being conducted. Without limiting the foregoing, each server owned by or in the possession of the Company is in good condition and repair, and, to the best of the Company's knowledge, all data stored thereon with respect to the Company and the Company Patents is complete, retrievable and has not been modified or corrupted.

      (b) The Company does not own any real property or any interest in real property.

  2.9  Intellectual Property.

      (a) Part 2.9(a) of the Disclosure Schedule accurately identifies and describes: (i) each proprietary product or service developed, manufactured, marketed, or sold by the Company at any time since October 31, 1999 and any product or service currently under development by the Company; (ii) each item of Registered IP in which the Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise), including all Company Patents (as defined in Section 2.9(d)); (iii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; (iv) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest; and (v) each product or service identified in Part 2.9(a) of the Disclosure Schedule that embodies, utilizes or is based upon or derived from (or, with respect to products and services under development, that is expected to embody, utilize or be based upon or derived from) such item of Registered IP. No Intellectual Property Right or Intellectual Property is currently, or has been, within the last five years, licensed to the Company. Other than the eBay License, the Company is not, and within the last five years has not been, a party to any Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP.

      (b) The Company has provided to Parent a complete and accurate copy of each standard form of Company IP Contract used by the Company at any time, including each standard form of: (i) employee agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (ii) consulting or independent contractor agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; or (iii) confidentiality or nondisclosure agreement. No Company IP Contract deviates in any material respect from the corresponding standard form agreement provided to Parent. The Company is not bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company to use, exploit, assert, or enforce any Company IP anywhere in the world.

      (c) The Company exclusively owns good and valid title and all rights and interest to and in the Company IP free and clear of any Encumbrances (other than licenses set forth in Section 2.9(a)(iv)). Without limiting the generality of the foregoing:

           (i) all documents, instruments and fees necessary to perfect and maintain the rights of the Company in the Company IP have been validly executed, delivered, paid and filed in a timely manner with the appropriate Governmental Body;

           (ii) each Person who is or was an employee or independent contractor of the Company and who is or was involved in the creation or development of any Company IP has signed a valid and enforceable agreement containing an irrevocable assignment of Intellectual Property Rights to the Company and confidentiality provisions protecting the Company IP;

           (iii) no Company Employee has any claim, right (whether or not currently exercisable) or interest to or in any Company IP;

           (iv) Wesinger is not: (A) bound by or otherwise subject to any Contract restricting him from performing his duties for the Company; or (B) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality;

           (v) no funding, facilities or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Company IP;

           (vi) the Company holds no proprietary information as a trade secret, and does not purport to hold any proprietary information as a trade secret;

           (vii) the Company has never assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property Right to any other Person;

           (viii) the Company is not now nor has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Company to grant or offer to any other Person any license or right to any Company IP; and

           (ix) the Company (A) has not conveyed, assigned, or transferred to any third party any interest in any Company Patent and has not entered into an agreement to do so in the future, (B) has never licensed any Company Patent to any Person (on an exclusive basis or otherwise), other than via the eBay License, and (C) has never entered into any agreement limiting the Company's ability to exploit or enforce any Company Patent or under which any Person has the right to practice or license any Company Patent.

      (d)  With respect to Company IP:

           (i) each patent application and patent in which the Company has or purports to have an ownership interest (collectively, the "Company Patents") was filed with the USPTO within one year of the first printed publication, public use or offer for sale of each invention described in such Company Patent application or Company Patent on which such application was based;

           (ii) the Company does not have, or purport to have, any ownership interest in any foreign patent application or foreign patent. The Company has not made any filings relating to any foreign patents and does not claim priority in any foreign patent or foreign patent application;

           (iii) all material prior art of which the Company was aware during the pendency of any application relating to any Company Patent was properly filed with the patent authorities in the applicable jurisdiction in which such application was pending;

           (iv) all material prior art of which the Company is aware concerning each pending application relating to any Company Patent as of the Effective Date has been properly disclosed to the USPTO;

           (v) to the knowledge of the Company, no trademark (whether registered or unregistered, and whether rights are claimed in common law or otherwise) or trade name owned, used, or applied for by the Company conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used or applied for by any other Person;

           (vi) none of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which the Company has or purports to have an ownership interest has been impaired;

           (vii) each item of Company IP that is Registered IP, including each Company Patent, is and at all times has been in compliance with all Legal Requirements, and all filings, payments and other actions required to be made or taken to maintain such item of Company IP in full force and effect have been made by the applicable deadline and under the proper entity status; provided, however, to the extent that the Company has become aware of any inadvertent errors in the making of such filings or payments or the taking of any other such actions, such errors have been corrected within a reasonable time after discovery;

           (viii) no application for a patent or for a copyright, mask work or trademark registration or any other type of Registered IP filed by or on behalf of the Company has been abandoned, allowed to lapse or rejected;

           (ix) Part 2.9(d)(viii) of the Disclosure Schedule accurately identifies and describes each filing, payment, and action that must be made or taken on or before the date that is 120 days after the date of this Agreement in order to maintain each such item of Company IP in full force and effect;

           (x) the Company has provided to Parent complete and accurate copies of all applications, correspondence and other material documents related to each such item of Registered IP; and

           (xi) no interference, opposition, reissue, reexamination or other Proceeding of any nature is or has been pending or, to the best of the knowledge of the Company, threatened, in which the scope, validity or enforceability of any Company IP is being, has been or could reasonably be expected to be contested or challenged.

      (e) Neither the execution, delivery or performance of any of the Transactional Agreements nor the consummation of any of the Transactions will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or Encumbrance on, any Company IP; (ii) the release, disclosure or delivery of any Company IP by or to any escrow agent or other Person; or (iii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP.

      (f) Part 2.9(f) of the Disclosure Schedule accurately identifies (and the Company has provided to Parent a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Company or any Representative of the Company regarding any actual, alleged or suspected infringement or misappropriation of any Company IP and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

      (g) The Company has never infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person. Without limiting the generality of the foregoing:

           (i) no product, information or service ever manufactured, produced, distributed, published, used, provided or sold by or on behalf of the Company, and no Intellectual Property ever owned, used or developed by the Company, has ever infringed, misappropriated or otherwise violated any Intellectual Property Right of any other Person;

           (ii) no infringement, misappropriation or similar claim or Proceeding is pending or has been threatened against the Company or against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by the Company with respect to such claim or Proceeding;

           (iii) the Company has never received any notice or other communication (in writing or otherwise) relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person;

           (iv) the Company is not bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to any intellectual property infringement, misappropriation or similar claim;

           (v) the Company has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation or violation of any Intellectual Property Right; and

           (vi) no claim or Proceeding involving any Intellectual Property or Intellectual Property Right licensed to the Company is pending or, to the best of the knowledge of the Company, has been threatened.

      (h) No source code for any Company Software has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company. The Company does nothave any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Company Software to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company. No event has occurred, and no circumstance or condition exists, that

(with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code for any Company Software to any other Person who is not, as of the date of this Agreement, an employee of the Company.

  2.10  Contracts.

      (a) Part 2.10(a) of the Disclosure Schedule identifies each Company Contract, including all Contracts relating to employees, consultants, contractors, Intellectual Property, distribution and agency arrangements, acquisitions, creation of Encumbrances, pledges, guarantees, joint ventures, partnerships, sales of products, performance of services, Government Contracts or Government Bids.

      (b) The Company has delivered to Parent accurate and complete copies of all written Contracts identified in Part 2.10(a) of the Disclosure Schedule, including all amendments thereto. No Company Contract exists that is not in written form. Each Company Contract is valid and in full force and effect, and, to the best of the knowledge of the Company, is enforceable by the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

      (c) Except as set forth in Part 2.10(c) of the Disclosure Schedule:

           (i) the Company has not violated or breached, or committed any default under, any Company Contract, and, to the best of the knowledge of the Company, no other Person has violated or breached, or committed any default under, any Company Contract;

           (ii) to the best of the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Company Contract, (B) give any Person the right to declare a default or exercise any remedy under any Company Contract, (C) give any Person the right to accelerate the maturity or performance of any Company Contract or (D) give any Person the right to cancel, terminate or modify any Company Contract;

           (iii) since October 31, 2001, the Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Company Contract; and

           (iv) the Company has not waived any of its material rights under any Company Contract.

      (d) No Person is renegotiating, or has a right pursuant to the terms of any Company Contract to renegotiate, any amount paid or payable to the Company under any Company Contract or any other material term or provision of any Company Contract.

      (e) The Company does not, and has never, entered into, bid for, had any interest in or been determined to be noncompliant with any Government Contract. The Company has not made, or participated in any way in, any Government Bid. Neither the Company nor any of its employees has been debarred or suspended from doing business with any Governmental Body, and, to the best of the knowledge of the Company, no circumstances exist that would warrant the institution of debarment or suspension proceedings against the Company or any employee of the Company. The Company has complied with all applicable regulations and other Legal Requirements and with all applicable contractual requirements relating to the placement of legends or restrictive markings on technical data, computer software and other Intellectual Property. The Company has not made any disclosure to any Governmental Body pursuant to any voluntary disclosure agreement.

      (f) The Company's Agreement with Catalyst EBA, LLC ("Catalyst"), dated November 16, 2003, terminated in accordance with its terms four months after the date thereof and was not extended, either expressly or implicitly, by course of conduct or otherwise. No transactions resulted from any services provided by Catalyst, and the Company has no financial or other obligations of any kind to Catalyst.

  2.11 Liabilities. The Company has no accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles, and whether due or to become due), except for: (a) liabilities identified as such in the "liabilities" column of the balance sheet dated as of October 31, 2004 that is included in the Company Financial Statements; and (b) liabilities under the Company Contracts identified in Part
2.10 of the Disclosure Schedule, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of the disclosure contained in Part 2.10. There are no liabilities of any nature relating to the Company Patents. Without limiting anything contained in this Section all claims brought against the Company by Anthony Del Gaudio have been dismissed with prejudice, and the Company has no liabilities to Mr. Del Gaudio or otherwise relating to such claims or the settlement thereof.

  2.12 Compliance with Legal Requirements. The Company is, and has at all times since October 31, 1999 been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and will not have a Material Adverse Effect on the Company. Except as set forth in Part 2.12 of the Disclosure Schedule, since October 31, 1999, the Company has not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

  2.13 Governmental Authorizations. Part 2.13 of the Disclosure Schedule identifies each material Governmental Authorization held by the Company, and the Company has delivered to Parent accurate and complete copies of all Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule. The Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule are valid and in full force and effect. The Company is, and at all times since October 31, 1999 has been, in substantial compliance with the terms and requirements of the respective Governmental Authorizations identified in Part
2.13 of the Disclosure Schedule. Since October 31, 1999, the Company has not received any notice or other communication from any Governmental Body regarding
(a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

  2.14  Tax Matters.

      (a) All Tax Returns required to be filed by or on behalf of the Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "Company Returns") (i) have been or will be filed on or before the applicable due date (including any extensions of such due date) and (ii) have been, or will be when filed, accurately and completely prepared in compliance with all applicable Legal Requirements. All Taxes due on or before the Closing Date have been or will be paid on or before the Closing Date. The Company has delivered to Parent accurate and complete copies of all Company Returns filed since October 31, 2001.

      (b) The Company Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with generally accepted accounting principles. The Company will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from October 31, 2003, through the Closing Date, and the Company will disclose the dollar amount of such reserves to Parent on or prior to the Closing Date.

      (c) No Company Return relating to income Taxes has ever been examined or audited by any Governmental Body. There have been no examinations or audits of any Company Return. The Company has delivered to Parent accurate and complete copies of all audit reports and similar documents (to which the Company has access) relating to the Company Returns. No extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from the Company.

      (d) No claim or Proceeding is pending or has been threatened against or with respect to the Company in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company with respect to any Tax. There are no liens for Taxes upon any of the assets of the Company except liens for current Taxes not yet due and payable. The Company has not been, and the Company will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

      (e) There is no agreement, plan, arrangement or other Contract covering any Company Employee that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162(m) of the Code. The Company is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

  2.15  Employee and Labor Matters; Benefit Plans.

      (a) Other than Wesinger, the Company has employed no Person since October 31, 1999. Wesinger has received no compensation of any kind (including wages, salary, commissions, director's fees, fringe benefits, bonuses, profit-sharing payments and other payments or benefits of any type) with respect to services performed in 2003 and 2004. Wesinger does not participate, and is not eligible to participate, in any Company Employee Plan, and Wesinger holds no Governmental Authorization that relates to or is useful in connection with the Company's business.

      (b) No Company Employee is receiving or is scheduled to receive (and no spouse or other dependent of a Company Employee is receiving or is scheduled to receive) any benefits (whether from the Company or otherwise) relating to such Company Employee's employment with the Company.

      (c) Wesinger's employment is terminable by the Company at will. The Company has delivered to Parent accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of Company Employees.

      (d) To the best of the knowledge of the Company, Wesinger is not a party to or bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on: (A) the performance by Wesinger of any of his duties or responsibilities to the Company; or (B) the Company's business or operations.

      (e) The Company has not contracted with, or had any obligation to, any independent contractor since October 31, 1999.

      (f) The Company is not a party to or bound by, and the Company has never been a party to or bound by, any employment agreement or any union contract, collective bargaining agreement or similar Contract.

      (g) The Company is not engaged, and the Company has never been engaged, in any unfair labor practice of any nature. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Company. There are no actions, suits, claims, labor disputes or grievances pending or, to the best of the knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Company Employee, including, without limitation, charges of unfair labor practices or discrimination complaints.

      (h) Part 2.15(h) of the Disclosure Schedule contains an accurate and complete list as of the date hereof of each Company Employee Plan and each Company Employee Agreement. The Company does not intend nor has it committed to establish or enter into any new Company Employee Plan or Company Employee Agreement, or to modify any Company Employee Plan or Company Employee Agreement (except to conform any such Company Employee Plan or Company Employee Agreement to the requirements of any applicable Legal Requirements, in each case as previously disclosed to Parent in writing or as required by this Agreement).

      (i) The Company has delivered to Parent: (i) correct and complete copies of all documents setting forth the terms of each Company Employee Plan and each Company Employee Agreement, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under

ERISA or the Code in connection with each Company Employee Plan; (iii) if the Company Employee Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Company Employee Plan assets; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (v) all material written Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts; (vi) all written materials provided to any Company Employee relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to the Company or any Company Affiliate; (vii) all correspondence to or from any Governmental Body relating to any Company Employee Plan; (viii) all COBRA forms and related notices; (ix) all insurance policies in the possession of the Company or any Company Affiliate pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (x) all discrimination tests required under the Code for each Company Employee Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years; and (xi) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code.

      (j) The Company and each of the Company Affiliates have performed all obligations required to be performed by them under each Company Employee Plan and are not in default or violation of, and the Company has no knowledge of any default or violation by any other party to, the terms of any Company Employee Plan, and each Company Employee Plan has been established and maintained substantially in accordance with its terms and in substantial compliance with all applicable Legal Requirements, including ERISA and the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. No "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no claims or Proceedings pending, or, to the best of the knowledge of the Company, threatened or reasonably anticipated against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent, the Company or any Company Affiliate. There are no audits, inquiries or Proceedings pending or, to the best of the knowledge of the Company, threatened by the IRS, DOL, or any other Governmental Body with respect to any Company Employee Plan. Neither the Company nor any Company Affiliate has ever incurred any penalty or tax with respect to any Company Employee Plan under
Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and each Company Affiliates have made all contributions and other payments required by and due under the terms of each Company Employee Plan.

      (k) Neither the Company nor any Company Affiliate has ever maintained, established, sponsored, participated in, or contributed to any: (i) Company Pension Plan subject to Title IV of ERISA; or (ii) "multiemployer plan" within the meaning of Section (3)(37) of ERISA. Neither the Company nor any Company Affiliate has ever maintained, established, sponsored, participated in or contributed to, any Company Pension Plan in which stock of the Company or any Company Affiliate is or was held as a plan asset. The fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any

Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Foreign Plan, and no transaction contemplated by this Agreement shall cause any such assets or insurance obligations to be less than such benefit obligations.

      (l) No Company Employee Plan provides, or reflects or represents any liability of the Company or any Company Affiliate to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Neither the Company nor any Company Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Company Employee (either individually or to Company Employees as a group) or any other Person that such Company Employee(s) or other person would be provided with retiree life insurance, retiree health benefit or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

      (m) Except as expressly required or provided by this Agreement, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Company Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee.

      (n) The Company and each of the Company Affiliates: (i) are, and at all times have been, in substantial compliance with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Company Employees, including the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of HIPAA and any similar provisions of state law; (ii) have withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Company Employees; (iii) are not liable for any arrears of wages or any taxes or any penalty for failure to comply with the Legal Requirements applicable of the foregoing; and (iv) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Employees. There are no pending or, to the best of the knowledge of the Company, threatened or reasonably anticipated claims or Proceedings against the Company or any Company Affiliate under any worker's compensation policy or long-term disability policy.

      (o) To the best of the knowledge of the Company, no shareholder nor any Company Employee is obligated under any Contract or subject to any judgment, decree, or order of any court or other Governmental Body that would interfere with such Person's efforts to promote the interests of the Company or that would interfere with the business of the Company or any Company Affiliate. The execution and delivery of this Agreement will not, to the best of the knowledge of the Company, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract under which any shareholder or Company Employee is now bound.

  2.16 Environmental Matters. The Company is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. The Company has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law, and, to the best of the knowledge of the Company, there are no circumstances that may prevent or interfere with the Company's compliance with any Environmental Law in the future. The Company currently holds no Governmental Authorizations pursuant to Environmental Laws. (For purposes of this Section 2.16: (i) "Environmental Law" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) "Materials of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.)

   2.17 Insurance. Since October 31, 1999, no insurance policies of any kind have been in effect for the benefit of the Company.

   2.18 Related-Party Transactions. No Related Party (a) has, and no Related Party has at any time since October 31, 1999 had, any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company; (b) is, or has at any time since October 31, 1999 been, indebted to the Company; (c) has since October 31, 1999, entered into, or has had any direct or indirect financial interest in, any material Contract, transaction or business dealing involving the Company; (d) is competing, or has at any time since October 31, 1999 competed, directly or indirectly, with the Company; and
(e) has any claim or right against the Company (other than rights under company Options and rights to receive compensation for services performed as an employee of the Company). (For purposes of this Section 2.18 each of the following shall be deemed to be a "Related Party": (i) each individual who is, or who has at any time since October 31, 1999 been, an officer of the Company; (ii) each member of the immediate family of each of the individuals referred to in clause "(i)" above; and (iii) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clauses "(i)" and "(ii)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.)

  2.19  Legal Proceedings; Orders.

      (a) Except as set forth in Part 2.19(a) of the Disclosure Schedule, there is no pending Legal Proceeding and no Person has overtly threatened to commence any Legal Proceeding (i) that involves the Company or any of the assets owned or used by the Company or any Person whose liability the Company has or may have retained or assumed, either contractually or by operation of law, or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger, the benefits expected to be realized by the Parent in the Merger or any of the other transactions contemplated by this Agreement. To the best of the knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

      (b) Except as set forth in Part 2.19(b) of the Disclosure Schedule, no Legal Proceeding has ever been commenced by or has ever been pending against the Company, including any Legal Proceeding that challenges or challenged the legality, validity, enforceability or use by the Company of any Company Patent, an no person has threatened to commence any such Legal Proceeding.

      (c) There is no order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject. No officer or other employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company's business.

  2.20 Authority; Binding Nature of Agreement. The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement, including full right, power and authority to convey, assign and transfer the Company Patents in the Transaction; and the execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary action on the part of the Company and its board of directors. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

  2.21 Non-Contravention; Consents. Except as set forth in Part 2.21 of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

      (a) contravene, conflict with or result in a violation of (i) any of the provisions of the Company's articles of incorporation or bylaws or (ii) any resolution adopted by the Company's shareholders, the Company's board of directors or any committee of the Company's board of directors;

      (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject;

      (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the Company's business or to any of the assets owned or used by the Company;

      (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract that is or would constitute a Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Company Contract, (ii) accelerate the maturity or performance of any such Company Contract or (iii) cancel, terminate or modify any such Company Contract; or

      (e) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by the Company (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company).

Except as set forth in Part 2.21 of the Disclosure Schedule, the Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

  2.22 Vote Required. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Shareholders' Approval (the "Required Company Shareholder Vote") is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement.

  2.23 Information Statement. The Information Statement will not, as of the date of the Information Statement, (a) contain any statement that is inaccurate or misleading with respect to any material fact or (b) omit to state any material fact necessary in order to make such information (in the light of the circumstances under which it is provided) not false or misleading.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

           Parent and Merger Subs represent and warrant to the Company as follows:

  3.1  SEC Filings; Financial Statements.

      (a) Parent has made available to the Company, by directing the Company to the SEC's online EDGAR database, each report, registration statement and definitive proxy statement filed by Parent with the SEC between January 1, 2002 and the date of this Agreement (the "Parent SEC Documents"). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

      (b) The consolidated financial statements contained in the Parent SEC
Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments; and (iii) fairly present the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its subsidiaries for the periods covered thereby.

  3.2 Authority; Binding Nature of Agreement. Parent and Merger Subs have the absolute and unrestricted right, power and authority to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Subs of this Agreement (including the contemplated issuance of Parent Common Stock in Merger I in accordance with this Agreement) have been duly authorized by all necessary action on the part of Parent and Merger Subs and their respective boards of directors or sole member, as applicable. No vote of Parent's stockholders is needed to approve the Merger. This Agreement constitutes the legal, valid and binding obligation of Parent, LLC Sub and Merger Sub, enforceable against them in accordance with its terms, subject to
(i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

  3.3 Valid Issuance. Subject to Section 1.5(b), the Parent Common Stock to be issued in Merger I will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

SECTION 4. CERTAIN COVENANTS OF THE COMPANY

  4.1  Access and Investigation; Cooperation.

      (a) During the period from the date of this Agreement through the Effective Time (the "Pre-Closing Period"), and for an a period of 18 months following the Effective Time (the "Post-Closing Period"), the Company shall, and shall cause its Representatives to: (i) provide Parent and Parent's Representatives with full access to the Company's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company; and (ii) provide Parent and Parent's Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request. During the Pre-Closing Period the Company shall, and shall cause its Representatives and Affiliates to, use best efforts to provide full cooperation in (I) the conducting of an audit of the Company by Parent and Parent's Representatives, and (II) prosecuting and enforcing the Company Patents. Wesinger shall use his best efforts to provide full cooperation in prosecuting and enforcing the Company Patents. Neither the Company nor Wesinger shall voluntarily undertake any course of action that interferes in any way with the rights obtained by Parent or the Surviving Entity hereunder or otherwise constitutes a violation of Company's or Wesinger's obligations under this Agreement. Without limiting the generality of the foregoing, neither the Company nor Wesinger shall contest Parent's or the Surviving Entity's ownership of or title to the Company Patents.

  4.2  Operation of the Company's Business. During the Pre-Closing Period:

      (a) the Company shall conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

      (b) the Company shall use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and good will with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with the Company;

      (c) the Company shall keep in full force all insurance policies identified in Part 2.17 of the Disclosure Schedule;

      (d) the Company shall not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except for shares reacquired from Wesinger at no cost to the Company);

      (e) the Company shall not sell, issue or authorize the issuance of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or other security or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

      (f) the Company shall not amend or permit the adoption of any amendment to the Company's articles of incorporation or bylaws, or effect or permit the Company to become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

      (g) the Company shall not form any subsidiary or acquire any equity interest or other interest in any other Entity;

      (h) the Company shall not make any capital expenditure, except for capital expenditures that, when added to all other capital expenditures made on behalf of the Company during the Pre-Closing Period, do not exceed $2,000 per month;

      (i) the Company shall not (i) enter into, or permit any of the assets owned or used by it to become bound by, any Contract that is or would constitute a Material Contract or (ii) amend or prematurely terminate, or waive any material right or remedy under, any such Contract;

      (j) the Company shall not (i) acquire, lease or license any right or other asset from any other Person, (ii) sell or otherwise dispose of, or lease or license, any right or other asset to any other Person or (iii) waive or relinquish any right, except for assets acquired, leased, licensed or disposed of by the Company pursuant to Contracts that are not Material Contracts;

      (k) the Company shall not (i) lend money to any Person or (ii) incur or guarantee any indebtedness for borrowed money;

      (l) the Company shall not (i) establish, adopt or amend any Employee Benefit Plan (except for the sole purpose of eliminating any deferred compensation arrangement with Wesinger), (ii) pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees or (iii) hire any new employee;

      (m) the Company shall not change any of its methods of accounting or accounting practices in any material respect;

      (n) the Company shall not make any Tax election;

      (o) the Company shall not commence or settle any material Legal
Proceeding;

      (p) the Company shall not agree or commit to take any of the actions described in clauses "(d)" through "(o)" above.

  Notwithstanding the foregoing, the Company may take any action described in clauses "(d)" through "(p)" above if Parent gives its prior written consent to the taking of such action by the Company, which consent will not be unreasonably withheld (it being understood that Parent's withholding of consent to any action will not be deemed unreasonable if Parent determines in good faith that the taking of such action would not be in the best interests of Parent or would not be in the best interests of the Company).

  4.3  Notification; Updates to Disclosure Schedule.

      (a) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of:

           (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by the Company in this Agreement;

           (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

           (iii) any breach of any covenant or obligation of the Company; and

           (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely.

      (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 4.3(a) requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Parent an update to the Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company in this Agreement or (ii) determining whether any of the conditions set forth in
Section 6 has been satisfied.

  4.4 No Negotiation. During the Pre-Closing Period and until the date that is 120 days after the date of this Agreement the Company shall not, and shall ensure that no Company Representative will directly or indirectly, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding the Company to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry, (iii) engage in discussions or negotiations with any Person (other than Parent) with respect to any Acquisition Proposal or Acquisition Inquiry, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract with any Person (other than Parent) contemplating or otherwise relating to any Acquisition Transaction. Without limiting the generality of the foregoing, the Company acknowledges and agrees that any action inconsistent with any of the provisions set forth in the preceding sentence taken by any Representative of the Company, whether or not such Representative is purporting to act on behalf of the Company, shall be deemed to constitute a breach of this Section 4.4 by the Company.

      (a) The Company shall promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal, Acquisition Inquiry or request for information) advise Parent orally and in writing of any Acquisition Proposal, Acquisition Inquiry or request for information relating to the Company (including the identity of the Person making or submitting such Acquisition Proposal, Acquisition Inquiry or request, and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period. The Company shall keep Parent fully informed with respect to the status of any such Acquisition Proposal, Acquisition Inquiry or request and any modification or proposed modification thereto.

      (b) The Company shall, and shall cause each of its Representatives to, immediately cease and cause to be terminated any existing discussions with any Person (other than discussions with Parent) that relate to any Acquisition Proposal or Acquisition Inquiry.

      (c) The Company agrees not to release or permit the release of any Person from, and not to waive or permit the waiver of any provision of, any confidentiality or similar agreement to which the Company is a party or under which the Company has any rights or that relates in any way to the Company or to any confidential information of or regarding the Company. The Company shall cause each such agreement to be enforced, to the extent requested by Parent. The Company also shall promptly request each Person that has executed, on or after October 31, 1999, a confidentiality agreement under which the Company has any rights to return all confidential information ever furnished to such Person with respect to the Company.

  4.5 No Interference. The Company shall not undertake, and shall take all necessary actions to prevent its Representatives from undertaking, any course of action that, to the knowledge of the Company, interferes in any way with the rights to be obtained by Parent, Surviving Entity I and the Surviving Entity to the Company Patents hereunder or otherwise constitutes a violation of the Company's obligations under this Agreement; without limiting the generality of the foregoing, the Company shall not contest Parent's, Surviving Entity I's or the Surviving Entity's ownership of or title to the Company Patents.

SECTION 5. ADDITIONAL COVENANTS OF THE PARTIES

  5.1 Filings and Consents. As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Transaction and the other transactions contemplated by this Agreement and (b) shall use all commercially reasonable efforts to obtain all Consents (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Transaction and the other transactions contemplated by this Agreement. The Company shall (upon request) promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

  5.2 Securities Compliance; Blue Sky. Assuming the accuracy of the Company's representation in Section 2.3(e) and provided that the condition set forth in
Section 6.6(a)(ii) is satisfied, the Parent Company Shares will be issued to the Holders in compliance with Regulation D. Parent agrees to file a Form D with respect to the Parent Common Stock to be issued in connection with Merger I, as required under Regulation D. Parent shall take such action as Parent shall reasonably determine to be necessary in order to obtain an exemption for or to qualify the Parent Common Stock to be issued in connection with Merger I under applicable securities or "Blue Sky" laws of the states of the United States; provided, however, that Parent shall not for any such purpose be required to qualify to transact business as a foreign corporation in any jurisdiction where it is not so qualified or to consent to general service of process in any such jurisdiction.

  5.3 Company Shareholders' Approval. The Company shall, in accordance with its articles of incorporation and bylaws and the applicable requirements of the CGCL, call and hold a special meeting of its shareholders (or alternatively, solicit in writing the written consent of its shareholders in lieu of such special meeting) as promptly as practicable for the purpose of permitting them to consider and to vote upon and approve Merger I, this Agreement and the other transactions contemplated by this Agreement (the "Company Shareholders' Approval"). As promptly as practicable, the Company shall cause a copy of a proxy statement or information statement or other disclosure document that describes the material terms of the Agreement and related transactions (the "Information Statement") to be delivered to each shareholder of the Company who is entitled to vote (or provide a written consent) in connection with the Company Shareholders' Approval. Parent shall have a reasonable opportunity to review and comment on the proposed form of Information Statement prior to its distribution to the Company's shareholders. The Company shall include, with the Information Statement, copies of Parent's most recent Annual Report on Form 10-K, Parent's Quarterly Reports on Form 10-Q for the first three quarters of 2004 and Parent's definitive proxy statement, filed with the SEC on From 14A, relating to the last annual meeting of Parent's stockholders.

  5.4 Public Announcements. The Company shall not (and shall not permit any of its Representatives to) issue any press release or make any public statement regarding this Agreement or the Transaction, or regarding any of the other transactions contemplated by this Agreement, without Parent's prior written consent.

  5.5 Best Efforts. During the Pre-Closing Period, (a) the Company shall use its best efforts to cause the conditions set forth in Section 6 to be satisfied on a timely basis and (b) Parent and Merger Subs shall use their best efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis.

SECTION 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUBS

      The obligations of Parent and Merger Subs to effect the Transaction and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

  6.1 Accuracy of Representations. Each of the representations and warranties made by the Company in this Agreement and in each of the other agreements and instruments delivered to Parent in connection with the transactions contemplated by this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving effect to any "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties), and shall be accurate in all material respects as of the Scheduled Closing Time as if made at the Scheduled Closing Time (without giving effect to any update to the Disclosure Schedule, and without giving effect to any "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties).

  6.2 Performance of Covenants. All of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all respects.

  6.3 Shareholder Approval. This Agreement and Merger I shall have been duly adopted by the Required Company Shareholder Vote, and, if applicable, the notice requirements set forth in Section 603 of the CGCL shall have been complied with in all respects.

  6.4 Dissenters' Rights. At the Effective Time of Merger I, no more than 10% of the Company Common Stock outstanding as of the Effective Time of Merger I are eligible to be "dissenting shares" within the meaning of Section 1300(b) of the CGCL.

  6.5 Consents. All Consents required to be obtained in connection with the Transaction and the other transactions contemplated by this Agreement (including the Consents identified in Part 2.21 of the Disclosure Schedule) shall have been obtained and shall be in full force and effect.

  6.6 Agreements and Documents.

      (a) Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

           (i) the Escrow Agreement, in the form of Exhibit C, executed by the Shareholders' Representative and the Escrow Agent;

           (ii) the Holder Agreement, in the form of Exhibit D, relating to registration rights and indemnification obligations, signed by Sierra and each shareholder of the Company;

           (iii) a release agreement from Wesinger, evidencing Wesinger's agreement (A) to forego certain deferred compensation, (B) to release all rights and claims to, and surrender for cancellation certain shares of Company Common Stock, (C) to forgive the repayment of any and all loans made by Wesinger to the Company and (D) to release any and all claims against NES or Parent;

           (iv) a release agreement from Berhorst, evidencing Berhorst's Agreement to release any and all claims against NES or Parent;

           (v) a certificate executed on behalf of the Company by its President and Chief Executive Officer confirming that the conditions set forth in Sections 6.1, 6.2, 6.3, 6.4, 6.7 and 6.8 have been duly satisfied;

           (vi) written resignations of all directors of the Company, effective as of the Effective Time of Merger I; and

           (vii) a certificate executed by Wesinger in his individual capacity, confirming the accuracy and completeness, as of the date of this Agreement and as of the Closing Date as if made on the Closing Date, of the representations and warranties contained in Sections 2.1, 2.3, 2.20 and 2.21.

      (b) An employment offer letter, in form and substance satisfactory to Parent, accepted and agreed to in writing by Wesinger.

      (c) The CBC Release, which was executed contemporaneously with this Agreement,

      (d) shall not have been rescinded in any manner adverse to Parent and shall be delivered and become effective as of the Closing.

  6.7  Resolution of Legal Proceedings and Disputes; Removal of Liens.

      (a) The Temporary Protective Order instituted in connection with the CBC Action shall have been removed and be terminated.

      (b) CBC shall not have obtained a default judgment against Wesinger in connection with the CBC Action.

      (c) Parent, the Company and the Cardinal Law Group ("Cardinal") shall have entered into a Settlement Agreement and Mutual General Release (the "Cardinal Agreement") relating to amounts purportedly owed by the Company to Cardinal, and no additional amounts shall be payable to, outstanding with or owed by the Company to Cardinal.

      (d) The Company and Golf U.S.A., Inc. ("Golf U.S.A.") shall have entered into an agreement (the "Golf U.S.A. Agreement") relating to amounts owed by the Company to Golf U.S.A., and no additional amounts shall be payable to, outstanding with or owed by the Company to Golf U.S.A., whether evidenced by UCC Filing #200218960032 (on which "Golf U.S.A., Inc." is listed as the Secured Party) or otherwise.

      (e) Parent shall have received written assurances, in form and substance satisfactory to Parent, that (i) receipt by Sierra of the Sierra Shares satisfies all obligations the Company may have to Sierra under the Sierra Agreement and that (ii) Sierra agrees to participate in the escrow arrangement set forth in Section 1.8.

      (f) Parent shall have received written assurances, in form and substance satisfactory to Parent, that Wesinger's dispute with William Kennedy has been resolved and that Kennedy has no claims against the Company.

      (g) Parent shall have received written assurances, in form and substance satisfactory to Parent, that (i) the Company has paid in full all amounts owing under the Horton Note and (ii) that the Company has been released from any and all claims against it for any additional amounts owed to Horton, whether pursuant to the Horton Note or otherwise.

  6.8 Financing. An equity financing, in which Parent shall have received at least $3,240,000 in aggregate proceeds, shall have been completed.

  6.9 Questionnaires. Parent shall have received an Investment Suitability Questionnaire from Sierra and each Holder.

  6.10 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Transaction shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Transaction that makes consummation of the Transaction illegal.

  6.11 No Legal Proceedings. No Person shall have commenced or threatened to commence any Legal Proceeding (a) challenging or seeking the recovery of a material amount of Damages in connection with the Transaction, (b) seeking to prohibit or limit the exercise by Parent of any material right pertaining to its ownership of stock of Surviving Entity I or the Surviving Entity, (c) seeking to obtain from the Company any Damages or other relief that may be material to the Company, Surviving Entity I, the Surviving Entity or Parent or (d) that could have a Material Adverse Effect on the Company, Surviving Entity I, the Surviving Entity or Parent.

  6.12 No Material Adverse Effect. There shall have been no Material Adverse Effect on the Company, and no event shall have occurred or circumstances exist that, in combination with any other events or circumstances, could reasonably be expected to have or result in a Material Adverse Effect on the Company.

SECTION 7. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

      The obligations of the Company to effect Merger I and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

  7.1 Accuracy of Representations. Each of the representations and warranties made by Parent and Merger Subs in this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving effect to any materiality or similar qualifications contained in such representations and warranties), and shall be accurate in all material respects as of the Scheduled Closing Time as if made at the Scheduled Closing Time (without giving effect to any materiality or similar qualifications contained in such representations and warranties).

  7.2 Performance of Covenants. All of the covenants and obligations that Parent and Merger Subs are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all respects.

  7.3 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of Merger I shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to Merger I that makes consummation of Merger I illegal.

SECTION 8. TERMINATION

  8.1  Termination Events.  This Agreement may be terminated prior to the
Closing:

      (a) by the mutual consent of Parent and the Company;

      (b) by Parent if the Closing has not taken place before December 9, 2004 (other than as a result of any failure on the part of Parent to comply with or perform any covenant or obligation of Parent set forth in this Agreement);

      (c) by Parent if Parent reasonably determines that the timely satisfaction of any condition set forth in Section 6 has become impossible (other than as a result of any failure on the part of Parent or Merger Subs to comply with or perform any covenant or obligation of Parent or Merger Subs set forth in this Agreement);

      (d) by the Company if the Company reasonably determines that the timely satisfaction of any condition set forth in Section 7 has become impossible (other than as a result of any failure on the part of the Company to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent);

      (e) by Parent at or after the Scheduled Closing Time if any condition set forth in Section 6 has not been satisfied by the Scheduled Closing Time;

      (f) by the Company at or after the Scheduled Closing Time if any condition set forth in Section 7 has not been satisfied by the Scheduled Closing Time;

      (g) by Parent if there shall have been a material breach by the Company of any provision of the Confidentiality Agreement or the LOI (each as defined in Section 10.15); or

      (h) by Parent if a Material Adverse Effect shall have occurred with respect to the Company or an event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, could reasonably be expected to have or result in a Material Adverse Effect with respect to the Company

  8.2 Termination Procedures. If Parent wishes to terminate this Agreement pursuant to Section 8.1(b), Section 8.1(c), Section 8.1(e), Section 8.1(g) or
Section 8.1(h), Parent shall deliver to the Company a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 8.1(d) or Section 8.1(f), the Company shall deliver to Parent a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.

  8.3 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) neither the Company nor Parent shall be relieved of any obligation or liability arising from any prior breach by such party of any provision of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in
Section 10; and (c) the Company shall, in all events, remain bound by and continue to be subject to Section 5.4.

SECTION 9. INDEMNIFICATION, ETC.

  9.1  Survival of Representations, Etc.

      (a) The representations and warranties made by the Company (including the representations and warranties set forth in Section 2) shall survive the Closing and shall expire on the eighteen-month anniversary of the Closing Date (the "Initial Termination Date"), except for the representations and warranties set forth in Section 2.14, which shall expire on the later of (i) the thirty-six month anniversary of the Closing Date and (ii) the expiration of every statute of limitations applicable to the matters referenced in Section 2.14 (the later of such two dates, the "Extended Termination Date"). If, at any time prior to the eighteen-month anniversary of the Closing Date (or, with respect to the representations and warranties contained in Section 2.14, the Extended Termination Date), any Indemnitee (acting in good faith) delivers to the Shareholders' Representative (as defined in Section 2.2 of the Holder Agreement) a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Company (and setting forth in reasonable detail the basis for such Indemnitee's belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 9.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the Initial Termination Date (or, with respect to the representations and warranties contained in Section 2.14, the Extended Termination Date) until such time as such claim is fully and finally resolved. All representations and warranties made by Parent and Merger Subs shall terminate and expire as of the Effective Time of Merger I, and any liability of Parent or Merger Subs with respect to such representations and warranties shall thereupon cease.

      (b) The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives.

      (c) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in this Agreement.

  9.2  Indemnification.

      (a) From and after the Effective Time of Merger I (but subject to Section 9.1(a)), the Holders shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages that are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and that arise from or as a result of, or are directly or indirectly connected with:
(i) any inaccuracy in or breach of any representation or warranty set forth in
Section 2 as of the date of this Agreement (without giving effect to any "Material Adverse Effect" or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty, and without giving effect to any update to the Disclosure Schedule); (ii) any inaccuracy in or breach of any representation or warranty set forth in Section 2 as if such representation and warranty had been made on and as of the Closing Date (without giving effect to any "Material Adverse Effect" or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty, and without giving effect to any update to the Disclosure Schedule);
(iii) any breach of or failure to comply with any covenant, obligation or other agreement of the Company (including the covenants set forth in the Shareholders Agreement); (iv) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clause "(i)," "(ii)" or "(iii)" above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 9).

      (b) If Surviving Entity I or the Surviving Entity suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of Surviving Entity I or the Surviving Entity as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of Surviving Entity I and the Surviving Entity, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

      (c) No Holder's indemnification obligation to any Indemnitee under this
Section 9.2 shall exceed such Holder's share of the Escrow Amount; provided, however, that Wesinger's indemnification obligation shall be unlimited with respect to inaccuracies in the representations and warranties set forth in Sections 2.1, 2.3, 2.20 and 2.21 (and Parent need not exhaust the security of the Escrow Amount prior to seeking indemnification directly from Wesinger); and, provided further, that Wesinger's indemnification obligation for all other purposes shall be limited to Wesinger's share of the Deposited Shares plus the entirety of the Wesinger Escrow Shares.

  9.3 Escrow Fund. Each Holder receiving Parent Common Stock in Merger I will be deemed to have received and deposited with the Escrow Agent (as defined below) the Deposited Shares (plus any additional shares as may be issued upon any stock split, stock dividend or recapitalization effected by Company after the Effective Time of Merger I with respect to the Escrow Amount). The Deposited Shares, together with the Wesinger Escrow Shares, will be deposited with and will be held by an institution mutually acceptable to Company and the Shareholders' Representatives as Escrow Agent (the "Escrow Agent"), such deposit to constitute an escrow fund to be governed by the terms set forth in the Escrow Agreement. Payment of any amounts from the Deposited Shares shall be taken from the Escrow Shares as set forth in the Escrow Agreement.

SECTION 10.  MISCELLANEOUS PROVISIONS

  10.1 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

  10.2 Fees and Expenses. Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by or on behalf of such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the investigation and review conducted by Parent and its Representatives with respect to the Company's business (and the furnishing of information to Parent and its Representatives in connection with such investigation and review), (b) the negotiation, preparation and review of the Letter of Intent dated October 6, 2004, including all negotiations, the Confidentiality Agreement (as defined in Section 10.15) appearances and actions related to document access matters, including fees and costs related to the CBC Action, Company borrowing and security interest arrangements, and this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and audit of the Company's financial statements conducted by Parent, and Representatives of Parent, (d) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions and (e) the consummation of the Transaction (collectively, "Transaction-Related Expenses").

  10.3 Attorneys' Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

  10.4 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent:         GraphOn Corporation
                      3130 Winkle Avenue
                      Santa Cruz, California 95065
                      Fax:  (831) 475-3017
                      Attn:  William Swain
if to the Company:    Network Engineering Software, Inc.
                      c/o Jay Margulies
                      Thelen Reid & Priest LLP
                      225 West Santa Clara Street
                      San Jose, CA  95113
                      Fax:  (408) 287-8040

if to Merger Sub II:  GraphOn NESSub, LLC
                      c/o GraphOn Corporation
                      3130 Winkle Avenue
                      Santa Cruz, California 95065
                      Fax:  (831) 475-3017
                      Attn:  William Swain

if to Merger Sub III: GraphOn via Sub III Inc.
                      c/o GraphOn Corporation
                      3130 Winkle Avenue
                      Santa Cruz, California 95065
                      Fax:  (831) 475-3017
                      Attn:  William Swain

if to the             Network Engineering Software, Inc.
Surviving Entity:     c/o GraphOn Corporation
                      3130 Winkle Avenue
                      Santa Cruz, California 95065
                      Fax:  (831) 475-3017
                      Attn:  William Swain

if to the             P.O. Box 612406
Shareholders'         San Jose, CA  95161-2406.
Representative:       Fax:  (408) 907-2070
                      Attn:  Ralph Wesinger

if to Wesinger:       Ralph Wesinger
                      P.O. Box 612406
                      San Jose, CA 95161-2406
                      Fax: (408) 907-2070

  10.5  Time of the Essence. Time is of the essence of this Agreement.

  10.6 Headings. The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

  10.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

  10.8 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

  10.9 Successors and Assigns. This Agreement shall be binding upon: the Company and its successors and assigns (if any); Parent and its successors and assigns (if any); Merger Sub II and its successors and assigns (if any); and Merger Sub I and its successors and assigns (if any). This Agreement shall inure to the benefit of: the Company; the Holders (to the extent set forth in Section 1.5); Parent; Merger Subs; the other Indemnitees (subject to Section 9.7); and the respective successors and assigns (if any) of the foregoing. Parent may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 9), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.

  10.10 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision and (b) an injunction restraining such breach or threatened breach.

  10.11 Waiver.

      (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

      (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

  10.12 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

  10.13 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

  10.14 Parties in Interest. Except for the provisions of Sections 1.5 and 9, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

  10.15 Entire Agreement. This Agreement set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that (a) the Confidentiality Agreement executed on behalf of Parent and the Company on August 20, 2004 (the "Confidentiality Agreement") shall not be superseded by this Agreement and shall remain in effect until the date on which such Confidentiality Agreement is terminated in accordance with its terms and
(b) the "Binding Provisions" set forth in Part 2 of the Letter of Intent dated as of October 6, 2004 (the "LOI") shall remain in effect until such provisions terminate in accordance with the terms of the LOI.

  10.16 Construction.

      (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

      (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

      (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

      (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

                            [SIGNATURE PAGE FOLLOWS]

      The parties hereto have caused this Agreement and Plan of Merger and Reorganization to be executed and delivered as of December 3, 2004.

                                    GRAPHON CORPORATION,
                                      a Delaware corporation


                                    By: /s/ Robert Dilworth
                                        ---------------------------


                                    GRAPHON NES SUB, LLC,
                                      a California limited liability corporation


                                    By: /s/ Robert Dilworth
                                        ---------------------------


                                    GRAPHON VIA SUB III INC.,
                                      a Delaware corporation


                                    By: /s/ Robert Dilworth
                                        ---------------------------


                                    NETWORK  ENGINEERING  SOFTWARE, INC.,
                                      a California corporation


                                    By: /s/ Ralph Wesinger
                                        ---------------------------


                                    /s/ Ralph Wesinger
                                        ---------------------------
                                        RALPH WESINGER

                                    EXHIBITS

Exhibit A..-    Certain definitions

Exhibit B..-    Directors and officers of Surviving Entity I

Exhibit C..-    Form of Escrow Agreement

Exhibit D..-    Form of Holder Agreement

                                    EXHIBIT A

                               CERTAIN DEFINITIONS

      For purposes of the Agreement (including this Exhibit A):

      Acquisition Inquiry. "Acquisition Inquiry" shall mean any inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Parent) that could reasonably be expected to lead to an Acquisition Proposal.

      Acquisition Proposal. "Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal made or submitted by Parent) contemplating or otherwise relating to any Acquisition Transaction.

      Acquisition Transaction. "Acquisition Transaction" shall mean any transaction involving:

        (a) the sale, license, disposition or acquisition of all or a material portion of the business or assets, including the Company IP, of the Company or any direct or indirect subsidiary or division of the Company;

        (b) the issuance, grant, disposition or acquisition of (i) any capital stock or other equity security of the Company or any direct or indirect subsidiary of the Company, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company or any direct or indirect subsidiary or division of the Company, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company; or

        (c) any merger, consolidation, business combination, share exchange, reorganization or similar transaction involving the Company or any direct or indirect subsidiary or division of the Company.

      COBRA. "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

      Company Affiliate. "Company Affiliate" shall mean any Person under common control with the Company within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

      Company Contract. "Company Contract" shall mean any Contract: (a) to which the Company is a party; (b) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

      Company Employee. "Company Employee" shall mean any current or former employee, independent contractor or director of the Company or any Company Affiliate.

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

      Company Employee Agreement. "Company Employee Agreement" shall mean each management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract between the Company or any Company Affiliate and any Company Employee, other than any such management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract with a Company Employee which is terminable "at will" without any obligation on the part of the Company or any Company Affiliate to make any payments or provide any benefits in connection with such termination.

      Company Employee Plan. "Company Employee Plan" shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each "employee benefit plan," within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan), that is or has been maintained, contributed to, or required to be contributed to, by the Company or any Company Affiliate for the benefit of any Company Employee, or with respect to which the Company or any Company Affiliate has or may have any liability or obligation, except such definition shall not include any Company Employee Agreement.

      Company IP. "Company IP" shall mean all Intellectual Property Rights and Intellectual Property in which the Company has (or purports to have) an ownership interest or an exclusive license or similar exclusive right, including the Company Patents.

      Company IP Contract. "Company IP Contract" shall mean any Contract to which the Company is or was a party or by which the Company is or was bound, that contains any assignment or license of, or any covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Company IP or any Intellectual Property developed by, with or for the Company.

      Company Pension Plan. "Company Pension Plan" shall mean each Company Employee Plan that is an "employee pension benefit plan," within the meaning of
Section 3(2) of ERISA.

      Company Software. "Company Software" shall mean any software (including firmware and other software embedded in hardware devices) owned, developed (or currently being developed), used, marketed, distributed, licensed or sold by the Company at any time (other than non-customized third-party software licensed to the Company for internal use on a non-exclusive basis).

      Consent. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

      Contract. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

      Damages. "Damages" shall include any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys' fees), charge, cost (including costs of investigation) or expense of any nature.

      Disclosure Schedule. "Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company.

      DOL. "DOL" means the United States Department of Labor.

      eBay License. "eBay License" means that certain Settlement and License Agreement by and between Parent and eBay Inc. dated as of January 14, 1999, relating to United States Patent No. 5,778,367 and related applications.

      Encumbrance. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

      Entity. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

      ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

      Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

      FMLA. "FMLA" shall mean the Family Medical Leave Act of 1993, as amended.

      Foreign Plan. "Foreign Plan" shall mean: (i) any plan, program, policy, practice, Contract or other arrangement mandated by a Governmental Body other than the United States; (ii) any Company Employee Plan maintained or contributed to by the Company or any Company Affiliate that is not subject to United States law; and (iii) any Company Employee Plan that covers or has covered Company Employees whose services are performed primarily outside of the United States.

      Government Bid. "Government Bid" shall mean any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.

      Government Contract. "Government Contract" shall mean any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

      Governmental Authorization. "Governmental Authorization" shall mean any:
(a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

      Governmental Body. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

      HIPAA. "HIPAA" shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

      Indemnitees. "Indemnitees" shall mean the following Persons: (a) Parent;
(b) Parent's current and future affiliates (including Merger Subs, Surviving Entity I and the Surviving Entity); (c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and (d) the respective successors and assigns of the Persons referred to in clauses "(a)," "(b)" and "(c)" above.

      Intellectual Property. "Intellectual Property" shall mean algorithms, APIs, apparatus, circuit designs and assemblies, gate arrays, IP cores, net lists, photomasks, semiconductor devices, test vectors, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

      Intellectual Property Rights. "Intellectual Property Rights" shall mean all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (A) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (B) trademark and trade name rights and similar rights; (C) trade secret rights; (D) patent and industrial property rights; (E) other proprietary rights in Intellectual Property; and (F) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses "(A)" through "(E)" above.

      IRS. "IRS" shall mean the United States Internal Revenue Service.

      Legal Proceeding. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

      Legal Requirement. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

      Material Adverse Effect. A violation or other matter will be deemed to have a "Material Adverse Effect" on the Company if such violation or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) would have a material adverse effect on the Company's business, condition, assets, liabilities, operations, financial performance, intellectual property or prospects.

      Person. "Person" shall mean any individual, Entity or Governmental Body.

      Registered IP. "Registered IP" shall mean all Intellectual Property Rights that are registered, filed, or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

      Regulation D. "Regulation D" shall mean Regulation D promulgated under the Securities Act.

      Representatives. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

      SEC. "SEC" shall mean the United States Securities and Exchange
Commission.

      Securities Act. "Securities Act" shall mean the Securities Act of 1933, as amended.

      Tax. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

      Tax Return. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

      USPTO. "USPTO" shall mean the United States Patent and Trademark Office.

                                    EXHIBIT B

                  DIRECTORS AND OFFICERS OF SURVIVING ENTITY I


             Robert Dilworth - Chairman and Chief Executive Officer

              William Swain - Chief Financial Officer and Secretary

                                    EXHIBIT C

                                ESCROW AGREEMENT

      THIS ESCROW AGREEMENT is made and entered into as of December __, 2004, by and among: GRAPHON CORPORATION, a Delaware corporation ("GraphOn"); RALPH WESINGER, as representative (the "Shareholders' Representative") of the shareholders of NETWORK ENGINEERING SOFTWARE, INC., a California corporation ("NES"), identified on Schedule A (the "Merger Shareholders"); and AMERICAN STOCK TRANSFER AND TRUST COMPANY, a New York corporation (the "Escrow Agent").


                                    RECITALS

      A. Pursuant to an Agreement and Plan of Merger and Reorganization dated as of December 3, 2004, among GraphOn, GraphOn via Sub III Inc., a Delaware corporation and a wholly owned subsidiary of GraphOn ("Merger Sub"), GraphOn NES Sub, LLC, a California limited liability company and a wholly owned subsidiary of GraphOn ("Merger Sub II"), Network Engineering Software, Inc., a California corporation ("NES"), and Ralph Wesinger (the "Reorganization Agreement"), it is contemplated that (i) Merger Sub will merge with and into NES (the merger of Merger Sub with and into NES being referred to in this Holder Agreement as the "Merger") with NES being the surviving corporation in the Merger, (ii) following the Merger, NES will merge with and into Merger Sub II and (iii) NES's stockholders will receive shares of common stock, $0.0001 par value per share, of GraphOn ("GraphOn Common Stock") in exchange for their shares of common stock of NES ("NES Common Stock").

      B. The Reorganization Agreement contemplates the establishment of an escrow arrangement to secure rights to indemnification, compensation and reimbursement of GraphOn and the other Indemnitees under the Reorganization Agreement.

      C. Pursuant to Section 9.3 of the Reorganization Agreement, Section 2.2 of the Holder Agreement and Section 10 of this Escrow Agreement, the Shareholders' Representative has been irrevocably appointed to serve for, among other things, administration of the provisions of Section 9.2 and Section 9.3 of the Reorganization Agreement and Section 2.2 of the Holder Agreement.

      D. Capitalized terms used but not defined herein are defined in the Reorganization Agreement.

                                    AGREEMENT

      The parties, intending to be legally bound, agree as follows:

      Section 1. Defined Terms.

  1.1 As used in this Escrow Agreement, the term "Merger Shareholders" shall refer initially to Sierra and all Persons who were shareholders of NES immediately prior to the Effective Time ("NES Shareholders") and who prior to the Effective Time either (a) voted in favor of or consented in writing to the adoption of the Reorganization Agreement or (b) failed to take any action required by Section 1300 of the California General Corporation Law (the

"California Law") to have been taken prior to such time in order to perfect or otherwise preserve their dissenters' rights thereunder. In the event that following the Effective Time, any NES Shareholder who was not initially a Merger Shareholder either (i) votes in favor of or consents in writing to the adoption of the Reorganization Agreement or (ii) otherwise takes (or omits to take) any action that results in the failure of such NES Shareholder to perfect or preserve his dissenters' rights under Section 1300 of the California Law, such NES Shareholder shall automatically and without the requirement of any action on the part of such NES Shareholder or any party to this Escrow Agreement be deemed to be a Merger Shareholder hereunder. GraphOn shall cause Schedule A to be revised from time to time to reflect any such additional Merger Shareholders.

      Section 2. Escrow and Indemnification.

  2.1 Shares and Stock Powers Placed in Escrow. At or following the Effective Time, in accordance with the Reorganization Agreement, (a) GraphOn shall issue certificates for shares of GraphOn Common Stock registered in the names of each of the Merger Shareholders, evidencing the shares of GraphOn Common Stock to be held in escrow on behalf of the Merger Shareholders as set forth on Schedule A, in accordance with this Escrow Agreement, and (b) each of the Merger Shareholders shall deliver to GraphOn five "assignments separate from certificate" ("Stock Powers") endorsed by each such Merger Shareholder in blank. The shares of GraphOn Common Stock being held in escrow pursuant to this Escrow Agreement (the "Escrow Shares"), including the Deposited Shares and the Wesinger Escrow Shares, shall collectively constitute an escrow fund (the "Escrow Fund") with respect to the indemnification, compensation and reimbursement rights of GraphOn and the other Indemnitees under the Reorganization Agreement. The Escrow Agent agrees to accept delivery of the Escrow Fund and to hold the Escrow Fund in an escrow account (the "Escrow Account"), subject to the terms and conditions of this Escrow Agreement.

  2.2 Voting of Escrow Shares. The record owner of the Escrow Shares shall be entitled to exercise all voting rights with respect to such Escrow Shares. The Escrow Agent is not obligated to distribute to the Merger Shareholders or to the Shareholders' Representative proxy materials and other documents relating to the Escrow Shares received by the Escrow Agent from GraphOn.

  2.3 Security Interest. To the extent and so long as Escrow Shares are held in the Escrow Account hereunder, GraphOn shall have, and the Merger Shareholders (through the Shareholders' Representative) hereby grant, as of and from the date of this Escrow Agreement, a perfected, first-priority security interest in such Escrow Shares to secure payment of amounts, if any, payable to GraphOn and other Indemnitees in respect of Section 9 of the Reorganization Agreement. In connection therewith, each Merger Shareholder (through the Shareholders' Representative) expressly agrees (i) that the Escrow Agent is acting solely as GraphOn's agent to the extent necessary to perfect GraphOn's first-priority security interest in the Escrow Shares, and (ii) to execute and deliver such instruments as GraphOn may from time to time reasonably request for the purpose of evidencing and perfecting such security interest.

  2.4 Dividends, Etc. GraphOn and the Shareholders' Representative (on behalf of each of the Merger Shareholders) agree among themselves, for the benefit of GraphOn and the Escrow Agent, that any shares of GraphOn Stock or other property (other than ordinary cash dividends) distributable or issuable (whether by way of dividend, stock split or otherwise) in respect of or in exchange for any Escrow Shares (including pursuant to or as a part of a merger, consolidation, acquisition of property or stock, reorganization or liquidation involving GraphOn) shall not be distributed or issued to the beneficial owners of such Escrow Shares, but rather shall be distributed or issued to and held by the Escrow Agent in the Escrow Account as part of the Escrow Fund. Ordinary cash dividends payable in respect of the Escrow Shares will be paid by GraphOn directly to the applicable Merger Shareholders and not to the Escrow Agent. Any securities or other property received by the Escrow Agent in respect of any Escrow Shares held in escrow as a result of any stock split or combination of shares of GraphOn Common Stock, payment of a stock dividend or other stock distribution in or on shares of GraphOn Common Stock, or change of GraphOn Common Stock into any other securities pursuant to or as a part of a merger, consolidation, acquisition of property or stock, reorganization or liquidation involving GraphOn, or otherwise, shall be held by the Escrow Agent as, and shall be included within the definition of, Escrow Shares.

  2.5 Transferability. The interests of the Merger Shareholders in the Escrow Account and in the Escrow Shares shall not be assignable or transferable, other than by operation of law. No assignment or transfer of any of such interests by operation of law shall be recognized or given effect until GraphOn and the Escrow Agent shall have received written notice of such assignment or transfer.

  2.6 Fractional Shares. No fractional shares of GraphOn Common Stock or other securities shall be retained in or released from the Escrow Account pursuant to this Escrow Agreement. In connection with any release of Escrow Shares from the Escrow Account, GraphOn and the Escrow Agent shall be permitted to "round down" or to follow such other rounding procedures as GraphOn reasonably determines to be appropriate in order to avoid retaining any fractional shares in the Escrow Account and in order to avoid releasing any fractional shares from the Escrow Account.

  2.7 Trust Fund. The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any Merger Shareholder or of any party hereto. The Escrow Agent shall hold and safeguard the Escrow Fund until any remaining Escrow Shares are distributed at the Initial Termination Date or the Extended Termination Date, as applicable, provided that if the Escrow Agent has received from any Indemnitee a Claim Notice setting forth a claim that has not been resolved by the Initial Termination Date or the Extended Termination Date, as applicable, then the Escrow Agent shall hold and safeguard all or a portion of the Escrow Fund, as set forth in greater detail in Section 4.1, until the claim has been resolved and the Escrow Fund released in accordance with this Escrow Agreement.

      Section 3. Administration of Escrow Account. Except as otherwise provided herein, the Escrow Agent shall administer the Escrow Account as follows:

  3.1 If any Indemnitee has or claims to have incurred or suffered Damages for which it is or may be entitled to indemnification, compensation or reimbursement under Section 9 of the Reorganization Agreement, such Indemnitee may, on or prior to (a) the Initial Termination Date, with respect to all claims other than Extended Period Claims, and (b) the Extended Termination Date, with respect to Extended Period Claims deliver a claim notice (a "Claim Notice") to the

Shareholders' Representative and to the Escrow Agent. Each Claim Notice shall state that such Indemnitee believes that there is or has been a breach of a representation, warranty or covenant contained in the Reorganization Agreement or that such Indemnitee is otherwise entitled to indemnification, compensation or reimbursement under Section 9 of the Reorganization Agreement, and contain a brief description of the circumstances supporting such Indemnitee's belief that there is or has been such a breach or that such Indemnitee is so entitled to indemnification, compensation or reimbursement and shall, to the extent possible, contain a good faith, non-binding, preliminary estimate of the amount of Damages such Indemnitee claims to have so incurred or suffered (the "Claimed Amount").

  3.2 Within 30 days after receipt by the Shareholders' Representative of a Claim Notice, the Shareholders' Representative may deliver, both to the Indemnitee who delivered the Claim Notice and to the Escrow Agent, a written response (the "Response Notice") in which the Shareholders' Representative: (i) agrees that Escrow Shares (or cash, as described further in Section 5) collectively having a "Stipulated Value" (as defined below) equal to the full Claimed Amount (the "Full Amount") may be released from the Escrow Account to the Indemnitee; (ii) agrees that Escrow Shares (or cash, as described further in Section 5) collectively having a Stipulated Value equal to part, but not all, of the Claimed Amount (the "Agreed Amount") may be released from the Escrow Account to the Indemnitee; or (iii) indicate that no part of the Escrow Fund may be released from the Escrow Account to the Indemnitee in respect of the Claimed Amount. Any part of the Claimed Amount that is not agreed to be released to the Indemnitee pursuant to the Response Notice shall be the "Contested Amount." If a Response Notice is not received by the Escrow Agent within such 30-day period, then the Shareholders' Representative shall be conclusively deemed to have agreed that Escrow Shares (or cash, as described further in Section 5) collectively having a Stipulated Value equal to the Full Amount may be released to the Indemnitee from the Escrow Account.

  3.3 If the Shareholders' Representative delivers a Response Notice agreeing that Escrow Shares (or cash, as described further in Section 5) collectively having a Stipulated Value equal to the full Claimed Amount may be released from the Escrow Account to the Indemnitee, or if the Shareholders' Representative does not deliver a Response Notice on a timely basis in accordance with Section 3.2, the Escrow Agent shall within five business days following the receipt of such Response Notice (or, if the Escrow Agent has not received a Response Notice, within five business days following the expiration of the 30-day period referred to in Section 3.2), deliver to such Indemnitee such Escrow Shares (or cash, as described further in Section 5).

  3.4 If the Shareholders' Representative delivers a Response Notice agreeing that Escrow Shares (or cash, as described further in Section 5) collectively having a Stipulated Value equal to less than the Full Amount may be released from the Escrow Account to the Indemnitee, the Escrow Agent shall, within five business days following the receipt of such Response Notice, deliver to such Indemnitee Escrow Shares (or cash, as described further in Section 5) collectively having a Stipulated Value equal to the Agreed Amount. Such payment shall not be deemed to be made in full satisfaction of the claim described in such Claim Notice, but shall count toward the satisfaction of the claim described in such Claim Notice.

  3.5 If the Shareholders' Representative delivers a Response Notice indicating that there is a Contested Amount, the Shareholders' Representative and the Indemnitee shall attempt in good faith to resolve the dispute related to the

Contested Amount. If the Indemnitee and the Shareholders' Representative resolves such dispute, such resolution shall be binding on all of the Merger Shareholders and such Indemnitee and a settlement agreement shall be signed by such Indemnitee and the Shareholders' Representative and sent to the Escrow Agent, which shall, upon receipt thereof, if applicable, release Escrow Shares (or cash, as described further in Section 5) collectively having a Stipulated Value equal to the additional amount as listed in the settlement agreement (the "Settlement Amount"). Unless and until the Escrow Agent shall receive written notice that any such dispute has been resolved by the Indemnitee and the Shareholders' Representative, the Escrow Agent may assume without inquiry that such dispute has not been resolved.

  3.6 If the Shareholders' Representative and the Indemnitee are unable to resolve the dispute relating to any Contested Amount within 60 days after the delivery of the Claim Notice ("Initial Resolution Period"), then the claim described in the Claim Notice shall be settled by binding arbitration in the County of Santa Clara in the State of California in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association (the "AAA Rules"). Arbitration will be conducted by one arbitrator, mutually selected by GraphOn and the Shareholders' Representative. If GraphOn and the Shareholders' Representative fail to mutually select an arbitrator within three business days following the expiration of the Initial Resolution Period, then arbitration will be conducted by three arbitrators: one selected by GraphOn; one selected by the Shareholders' Representative; and the third selected by the first two arbitrators. If GraphOn or the Shareholders' Representative fails to select an arbitrator within 10 days following the expiration of the Initial Resolution Period, then the other shall be entitled to select the second arbitrator. The parties agree to use all reasonable efforts to cause the arbitration hearing to be conducted within 75 days after the appointment of the mutually-selected arbitrator or the last of the three arbitrators, as the case may be, and to use all reasonable efforts to cause the decision of the arbitrator(s) to be furnished within 95 days after the appointment of the mutually-selected arbitrator or the last of the three arbitrators, as the case may be. The parties further agree that discovery shall be completed at least 10 days prior to the date of the arbitration hearing. The decision of the arbitrator(s) shall relate solely to: (a) whether the Indemnitee is entitled to receive the Contested Amount (or a portion thereof), and the portion of such Contested Amount the Indemnitee is entitled to receive; and (b) the determination of the non-prevailing party as provided below. The final decision of the arbitrator(s) shall be furnished to the Shareholders' Representative, the Indemnitee and the Escrow Agent in writing and shall constitute a conclusive determination of the issue(s) in question, binding upon the Shareholders' Representative, the Merger Shareholders, the Indemnitee and the Escrow Agent and shall not be contested by any of them. The non-prevailing party in any arbitration shall pay the reasonable expenses (including attorneys' fees) of the prevailing party, any additional reasonable fees and expenses (including reasonable attorneys' fees) of the Escrow Agent, and the fees and expenses associated with the arbitration (including the arbitrators' fees and expenses). For purposes of this Section 3.6, the non-prevailing party shall be determined solely by the arbitrator(s). Any amounts payable by the Merger Shareholders shall be paid out of Escrow Shares (or cash, as described further in Section 5) pursuant to the written decision of the arbitrator(s).

  3.7 The Escrow Agent shall have delivered to it: (a) a copy of a settlement agreement executed by the Indemnitee and the Shareholders' Representative setting forth instructions to the Escrow Agent as to the release of Escrow Shares (or cash, as described further in Section 5); or (b) a copy of the award of the arbitrator(s) referred to and as provided in Section 3.6 setting forth instructions to the Escrow Agent as to the release of Escrow Shares (or cash, as described further in Section 5). Within five (5) days of receipt of such settlement agreement or arbitration award, the Escrow Agent shall release Escrow Shares (or cash, as described further in Section 5) collectively having a Stipulated Value equal to the additional amount as listed in the settlement agreement or arbitration award (the "Arbitration Amount")

  3.8 Any Escrow Shares released from the Escrow Account shall be deemed to reduce the Escrow Shares pro rata with respect to each applicable Merger Shareholder in accordance with each Merger Shareholder's percentage interest in the Escrow Fund as set forth on Schedule A. All Deposited Shares shall have been released in accordance with this Section 3 before any of the Wesinger Escrow Shares are released.

      Section 4. Release of Escrow Shares.

  4.1 Within five business days after the Initial Termination Date, the Escrow Agent shall, upon receipt of written notice from the Shareholders' Representative, distribute or cause to be distributed to each of the Merger Shareholders at such Merger Shareholder's address set forth on Schedule A such Merger Shareholder's pro-rata portion of the Deposited Shares (or other property held in the Escrow Account), if any, then held in escrow based on the percentage interests set forth on Schedule A and shall distribute or cause to be distributed to Wesinger all Wesinger Escrow Shares, if any, then held in escrow in excess of 250,000 shares; provided, however, that if prior to the Initial Termination Date, any Indemnitee has given a Claim Notice containing a claim that has not been resolved prior to the Initial Termination Date in accordance with Section 3, the Escrow Agent shall retain in the Escrow Account after the Initial Termination Date. Within five business days after the Extended Termination Date, the Escrow Agent shall, upon receipt of written notice from the Shareholders' Representative, distribute or cause to be distributed to Wesinger all Wesinger Escrow Shares, if any, then held in escrow; provided, however, that if prior to the Extended Termination Date any Indemnitee has given a claim Notice containing an Extended Period Claim that has not been resolved prior to the Extended Termination Date in accordance with Section 3, the Escrow Agent shall retain in the Escrow Account after the Extended Termination Date Escrow Shares collectively having a Stipulated Value equal to 120% of the Claimed Amount or Contested Amount, as the case may be, with respect to all claims that have not then been resolved. (The parties acknowledge that it is appropriate to retain more than 100% of the Claimed Amount in the Escrow Account in recognition of the fact that the Indemnitee may have underestimated the aggregate amount of the actual and potential Damages arising from a particular breach or other matter.)

  4.2 Distributions of GraphOn Common Stock shall be made to GraphOn or the Merger Shareholders, as appropriate, at the addresses set forth on Schedule A. Whenever a distribution is to be made to the Merger Shareholders, pro rata distributions shall be made to each of them based on the percentage interests in the Escrow Fund and at their addresses set forth on Schedule A.

      Section 5. Sale of Escrow Shares; Valuation of Escrow Shares, Etc.

  5.1 Required Sale of Escrow Shares to Satisfy Claims. Any time the Escrow Agent is directed to release Escrow Shares from the Escrow Account equal to the Full Amount, the Agreed Amount, the Settlement Amount or the Arbitration Amount, if such Escrow Shares can be sold, using best efforts to attain the highest possible per share price in connection with such sale, at an average per share price equal to or exceeding $0.338 (the "80% Threshold"), the Shareholders' Representative shall provide written notice to the Escrow Agent to release to the Shareholders' Representative a number of shares out of the Escrow Account, in accordance with the priority established in Section 3.8, to be sold by the Shareholders' Representative such that 80% of the gross proceeds from such sale or sales equals the applicable Full Amount, Agreed Amount, Settlement Amount or Arbitration Amount. Any shares that are not sold by the Shareholders' Representative, and any cash proceeds from the sale of Escrow Shares that did not need to be sold in order for 80% of the gross proceeds from such sale or sales to equal the applicable Full Amount, shall promptly be returned to the Escrow Account. The remaining proceeds from any such sale, net of commissions, costs and fees relating to such sale, shall be distributed to the Merger Shareholders (with respect to Deposited Shares sold in such sale) and to Wesinger (with respect to Wesinger Escrow Shares sold in such sale).

  5.2 Stipulated Value. The "Stipulated Value" shall be the higher of (a) $0.27 per Escrow Share and (b) if the 80% Threshold is met or exceeded, cash equal to the Full Amount, the Agreed Amount, the Settlement Amount or the Arbitration Amount, as applicable.

  5.3 Stock Splits. All numbers contained in, and all calculations required to be made pursuant to, this Escrow Agreement with respect to the Escrow Shares shall be adjusted as appropriate to reflect any stock split, reverse stock split, stock dividend or similar transaction effected by GraphOn after the date hereof; provided, however, that the Escrow Agent shall have received notice of such stock split or other action and shall have received the appropriate number of additional shares of GraphOn Common Stock or other property pursuant to
Section 2.4. In the event of any such stock split or other similar occurrence, GraphOn shall deliver to the Shareholders' Representative and the Escrow Agent a revised version of Schedule A setting forth the new number of Escrow Shares held in the Escrow Fund. Unless and until the Escrow Agent receives the certificates representing additional shares of GraphOn Common Stock or other property pursuant to Section 2.4, the Escrow Agent may assume without inquiry that no such stock or other property has been or is required to be issued with respect to Escrow Shares.

      Section 6. Fees and Expenses. The Escrow Agent shall be entitled to receive from time to time fees in accordance with Schedule B. In accordance with Schedule B, the Escrow Agent will also be entitled to reimbursement for reasonable and documented out-of-pocket expenses incurred by the Escrow Agent in the performance of its duties hereunder and the execution and delivery of this Escrow Agreement. All such fees and expenses shall be paid by GraphOn, and any such amounts paid by GraphOn will be Damages for which GraphOn may seek reimbursement pursuant to the procedures set forth in this Escrow Agreement.

      Section 7. Limitation of Escrow Agent's Liability.

  7.1 The Escrow Agent undertakes to perform such duties as are specifically set forth in this Escrow Agreement only and shall have no duty under any other agreement or document, and no implied covenants or obligations shall be read into this Escrow Agreement against the Escrow Agent. The Escrow Agent shall incur no liability with respect to any action taken by it or for any inaction on its part in reliance upon any notice, direction, instruction, consent, statement or other document believed by it in good faith to be genuine and duly authorized, nor for any other action or inaction except for its own negligence or willful misconduct. In all questions arising under this Escrow Agreement, the Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based upon such advice the Escrow Agent shall not be liable to anyone. In no event shall the Escrow Agent be liable for incidental, punitive or consequential damages.

  7.2 GraphOn and the Shareholders' Representative jointly and severally hereby agree to indemnify the Escrow Agent and its officers, directors, employees and agents for, and hold it and them harmless against, any loss, liability or expense incurred without negligence or willful misconduct on the part of Escrow Agent, arising out of or in connection with the Escrow Agent carrying out its duties hereunder. This right of indemnification, compensation and reimbursement shall survive the termination of this Escrow Agreement, and the resignation of the Escrow Agent.

      Section 8. Termination. This Escrow Agreement shall terminate on the Extended Termination Date or, if earlier, upon the release by the Escrow Agent of the entire Escrow Fund in accordance with this Escrow Agreement; provided, however, that if the Escrow Agent has received from any Indemnitee a Claim Notice setting forth a claim that has not been resolved by the Extended Termination Date, then this Escrow Agreement shall continue in full force and effect until the claim has been resolved and the Escrow Fund released in accordance with this Escrow Agreement.

      Section 9. Successor Escrow Agent. In the event the Escrow Agent becomes unavailable or unwilling to continue as escrow agent under this Escrow Agreement, the Escrow Agent may resign and be discharged from its duties and obligations hereunder by giving its written resignation to the parties to this Escrow Agreement. Such resignation shall take effect not less than 30 days after it is given to all parties hereto. In such event, GraphOn may appoint a successor Escrow Agent. If GraphOn fails to appoint a successor Escrow Agent within 15 days after receiving the Escrow Agent's written resignation, the Escrow Agent shall have the right to apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent. The successor Escrow Agent shall execute and deliver to the Escrow Agent an instrument accepting such appointment, and the successor Escrow Agent shall, without further acts, be vested with all the estates, property rights, powers and duties of the predecessor Escrow Agent as if originally named as Escrow Agent herein. The Escrow Agent shall act in accordance with written instructions from GraphOn as to the transfer of the Escrow Fund to a successor escrow agent.

       Section 10.  Shareholders' Representative.

  10.1 As provided in the Reorganization Agreement and the Holder Agreement attached as Exhibit D to the Reorganization Agreement, by virtue of the adoption of the Reorganization Agreement and the entry into the Holder Agreement, the Merger Shareholders shall be deemed to have approved the indemnification, compensation, reimbursement and escrow terms set forth in the Reorganization Agreement and this Escrow Agreement and the appointment of Ralph Wesinger as the Shareholders' Representative, to give and receive notices and communications, to authorize delivery to GraphOn of GraphOn Common Stock, cash or other property from the Escrow Fund, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand dispute resolution pursuant to Section 3 and comply with orders of courts and awards of arbitrator(s) with respect to claims of Indemnitees hereunder, and to take all actions necessary or appropriate in the reasonable judgment of the Shareholders' Representative for the accomplishment of the foregoing.

  10.2 Unless and until GraphOn and the Escrow Agent shall have received written notice otherwise, GraphOn and the Escrow Agent shall be entitled to rely on, and shall be fully protected relying on, the power and authority of the Shareholders' Representative to act on behalf of the Merger Shareholders.

      Section 11.  Miscellaneous.

  11.1 Attorneys' Fees. In any action at law or suit in equity to enforce or interpret this Escrow Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

  11.2 Notices. Any notice or other communication required or permitted to be delivered to any party under this Escrow Agreement shall be in writing and shall be deemed properly delivered, given and received (a) when delivered by hand, or
(b) two business days after sent by registered mail or, by courier or express delivery service, or by facsimile, to the address or facsimile telephone number set forth below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

                if to GraphOn:

                GraphOn Corporation
                3130 Winkle Avenue
                Santa Cruz, California 95065
                Fax:  (831) 475-3017
                Attn:  William Swain

                if to the Shareholders' Representative:

                Ralph Wesinger
                P.O. Box 612406
                San Jose, CA  95161-2406.
                Fax:  (408) 907-2070

                if to the Escrow Agent:

                American Stock Transfer and Trust Company
                59 Maiden Lane
                New York, NY 11219
                Telephone:  (718) 921-8380
                Fax:  (718) 765-8718

      The Escrow Agent may assume that any Claim Notice, Response Notice or other notice of any kind required to be delivered to the Escrow Agent and any other Person has been received by such other Person on the date it has been received by the Escrow Agent, but the Escrow Agent need not inquire into or verify such receipt.

  11.3 Headings. The bold-faced headings contained in this Escrow Agreement are for convenience of reference only, shall not be deemed to be a part of this Escrow Agreement and shall not be referred to in connection with the construction or interpretation of this Escrow Agreement.

  11.4 Counterparts. This Escrow Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

  11.5 Applicable Law; Jurisdiction. This Escrow Agreement shall be governed by, and construed in accordance with, the laws of the State of California regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between the parties arising out of or relating to this Escrow Agreement or any of the transactions contemplated by this Escrow
Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of California; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the Northern District of California; (c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 11.2.

  11.6 Successors and Assigns. This Escrow Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and each of their respective permitted successors and assigns, if any. No Merger Shareholder may assign such Merger Shareholder's rights under this Escrow Agreement without the express prior written consent of GraphOn, and any attempted assignment of this Escrow Agreement or any of such rights by a Merger Shareholder without such consent shall be void and of no effect; provided, however, that upon the death of a Merger Shareholder, such Merger Shareholder's rights under this Escrow Agreement shall be transferred to the person(s) who receive such Merger Shareholder's GraphOn Common Stock under the laws of descent and distribution.

  11.7 Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Escrow Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Escrow Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Escrow Agreement, or any power, right, privilege or remedy under this Escrow Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

  11.8 Amendment. This Escrow Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto; provided, however, that any amendment executed and delivered by the Shareholders' Representative shall be deemed to have been approved by and duly executed and delivered by all of the Merger Shareholders.

  11.9 Severability. Any term or provision of this Escrow Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Escrow Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

  11.10 Parties in Interest. Except as expressly provided herein, none of the provisions of this Escrow Agreement, express or implied, is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns, if any.

  11.11 Entire Agreement. This Escrow Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof.

  11.12 Tax  Reporting  Information  and  Certification  of  Tax  Identification
Numbers.

        (a) The parties hereto agree that, for tax reporting purposes, all interest on or other income, if any, attributable to the Escrow Fund or any other amount held in escrow by the Escrow Agent pursuant to this Escrow Agreement shall be allocable to the Merger Shareholders in accordance with their percentage interests in the Escrow Fund set forth on Schedule A; provided, however, that if GraphOn or NES shall have repurchased any Escrow Shares in accordance with Section 3.8, then all interest on or other income, if any, attributable to the Escrow Shares or any other amount held in escrow by the Escrow Agent pursuant to this Escrow Agreement received after such repurchase shall be allocable to the Merger Shareholders based on the number of Escrow Shares held on behalf of each such Merger Shareholder at the time of the receipt of such interest or other income (it being understood that, for purposes of permitting the Escrow Agent to make such allocations, GraphOn and the Shareholders' Representative shall jointly (i) calculate revised percentage interests for the Merger Shareholders based on such number of Escrow Shares and
(ii) submit such calculations in writing to the Escrow Agent).

        (b) GraphOn and each of the Merger Shareholders agree to provide the Escrow Agent with certified tax identification numbers for each of them by furnishing appropriate forms W-9 (or Forms W-8, in the case of non-U.S. persons) and any other forms and documents that the Escrow Agent may reasonably request (collectively, "Tax Reporting Documentation") to the Escrow Agent within 30 days after the date hereof. The parties hereto understand that, if such Tax Reporting Documentation is not so furnished to the Escrow Agent, the Escrow Agent shall be required by the Code to withhold a portion of any interest or other income earned on the investment of monies or other property held by the Escrow Agent pursuant to this Escrow Agreement, and to immediately remit such withholding to the Internal Revenue Service.

  11.13 Cooperation. The Shareholders' Representative agrees to cooperate fully with GraphOn and the Escrow Agent and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by GraphOn or the Escrow Agent to evidence or reflect the transactions contemplated by this Escrow Agreement and to carry out the intent and purposes of this Escrow Agreement.

  11.14 Construction.

        (a) For purposes of this Escrow Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

        (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Escrow Agreement.

        (c) As used in this Escrow Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

        (d) Except as otherwise indicated, all references in this Escrow Agreement to "Sections" and "Schedules" are intended to refer to Sections of this Escrow Agreement and Schedules to this Escrow Agreement.



                            [Signature page follows]

               [SIGNATURE PAGE TO ESCROW AGREEMENT]

      IN WITNESS WHEREOF, the parties have duly caused this Escrow Agreement to be executed as of the day and year first above written.

                                    GRAPHON CORPORATION,
                                    a Delaware corporation


                                    By:
                                        ---------------------------

                                    Name:
                                          -------------------------

                                    Title:
                                           ------------------------


                                    SHAREHOLDERS' REPRESENTATIVE:


                                    ------------------------------------
                                          Ralph Wesinger


                                    ESCROW AGENT:

                                    AMERICAN STOCK TRANSFER AND TRUST COMPANY


                                    By:
                                        ---------------------------

                                    Name:
                                          -------------------------

                                    Title:
                                           ------------------------

                                   SCHEDULE A
                               MERGER SHAREHOLDERS

                                   SCHEDULE B
                        ESCROW AGENT'S FEES AND EXPENSES

                                   EXHIBIT D

                                HOLDER AGREEMENT


      THIS HOLDER AGREEMENT is entered into as of December ___, 2004, by and among GRAPHON CORPORATION, a Delaware corporation ("GraphOn"), and the Persons listed on Exhibit A hereto, referred to hereinafter as the "Holders" and each individually as a "Holder."


                                    RECITALS

  A. Pursuant to an Agreement and Plan of Merger and Reorganization dated as of December 3, 2004, among GraphOn, GraphOn via Sub III Inc., a Delaware corporation and a wholly owned subsidiary of GraphOn ("Merger Sub"), GraphOn NES Sub, LLC, a California limited liability company and a wholly owned subsidiary of GraphOn ("Merger Sub II"), Network Engineering Software, Inc., a California corporation ("NES"), and Ralph Wesinger (the "Reorganization Agreement"), it is contemplated that (i) Merger Sub will merge with and into NES (the merger of Merger Sub with and into NES being referred to in this Holder Agreement as the "Merger") with NES being the surviving corporation in the Merger, (ii) following the Merger, NES will merge with and into Merger Sub II and (iii) NES's stockholders will receive shares of common stock, $0.0001 par value per share, of GraphOn ("GraphOn Common Stock") in exchange for their shares of common stock of NES ("NES Common Stock").

  B. GraphOn's obligations in the Reorganization Agreement are conditioned upon the execution and delivery of this Holder Agreement by each Holder.

  C. Capitalized terms used but not defined herein are defined in the Reorganization Agreement.

                                    AGREEMENT


      GraphOn and the Holders, intending to be legally bound, agree as follows:


Section 1. REGISTRATION RIGHTS.

  1.1  Definitions.  For the purpose of this Section 1:

      (a) the term "Registration Statement" shall mean any registration statement required to be filed by Section 1.2 and shall include any preliminary prospectus, final prospectus, exhibit or amendment included in or relating to such registration statements; and

      (b) the term "Registrable Shares" shall mean all shares of GraphOn Common Stock issued to the Holders in connection with the Merger.

  1.2  Registration Procedures and Expenses.  GraphOn shall:

      (a) use its best efforts to file a Registration Statement with the SEC within ninety (90) days following the Closing Date to register the Registrable

Shares on Form S-1 and Rule 415 under the Securities Act or on such other appropriate form that GraphOn may be permitted to use to register such Registrable Shares for resale from time to time by the Holders;

      (b) use commercially reasonable efforts, subject to receipt of necessary information from the Holders, to cause any such Registration Statement filed pursuant to Section 1.2(a) above to become effective as promptly after filing of such Registration Statement as practicable;

      (c) prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement continuously effective until termination of such obligation as provided in Section 1.4, subject to GraphOn's right to suspend pursuant to Section 1.3;

      (d) furnish to each Holder who received Registrable Shares (and to each underwriter, if any, of such Registrable Shares) such number of copies of prospectuses in conformity with the requirements of the Securities Act and such other documents as the Holders may reasonably request, in order to facilitate the public sale or other disposition of all or any of the Registrable Shares by the Holders;

      (e) file such documents as may be required of GraphOn for normal securities law clearance for the resale of the Registrable Shares in such states of the United States as may be reasonably requested by each Holder; provided, however, that GraphOn shall not be required in connection with this paragraph "(e)" to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction; and

      (f) advise each Holder who received Registrable Shares promptly:

           (i) of the effectiveness of the Registration Statement or any post-effective amendments thereto;

           (ii) of any request by the SEC for amendments to the Registration Statement or amendments to the prospectus or for additional information relating thereto;

           (iii) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement under the Securities Act or of the suspension by any state securities commission of the qualification of the Registrable Shares for offering or sale in any jurisdiction, or the initiation of any proceeding for any of the preceding purposes;

           (iv) of the suspension by GraphOn of the use of the prospectus forming a part of the Registration Statement; and

           (v) of the existence of any fact and the happening of any event that makes any statement of a material fact made in the Registration Statement, the prospectus and amendment or supplement thereto, or any document incorporated by reference therein, untrue, or that requires the making of any additions to or changes in the Registration Statement or the prospectus in order to make the statements therein not misleading; and

      (g) use commercially reasonable efforts to cause all Registrable Shares to be listed on each securities exchange, if any, on which equity securities of GraphOn are then listed.

  1.3 Delay and Suspension of Prospectus. At GraphOn's reasonable discretion, GraphOn may delay the effectiveness of, and may suspend the use of, the prospectus forming a part of the Registration Statement, including to the extent necessary to file any post-effective amendment to the Registration Statement. In addition, notwithstanding any other provision of this Agreement, the Holders understand that there may be periods during which GraphOn's Board of Directors may determine, in good faith, that it is in the best interest of GraphOn and its stockholders to defer disclosure of non-public information until such information has reached a more advanced stage and that during such periods sales of Registrable Securities and the effectiveness of any registration statement covering Registrable Securities may be suspended or delayed. The Holders agree that upon receipt of any notice from GraphOn of the development of any non-public information, such Holders will forthwith discontinue such Holders' disposition of Registrable Securities pursuant to the registration statement relating to such Registrable Securities until such Holders' receipt of copies of an appropriately supplemented or amended prospectus and, if so directed by GraphOn, such Holders will use their best efforts to deliver to GraphOn (at GraphOn's expense) all copies, other than permanent file copies then in such Holders' possession, of the prospectus relating to such Registrable Securities current at the time of receipt of such notice. In the event GraphOn shall give any such notice, the applicable time period during which a Registration Statement is to remain effective shall be extended by the number of days during the period from and including the date of the giving of such notice to and including the date when each seller of a Registrable Share covered by such registration statement shall have received the copies of the appropriate supplemented or amended prospectus.

  1.4 Termination of Obligations. The obligations of the Company pursuant to
Section 1.2 hereof shall cease and terminate upon the earlier to occur of (a) such time as all of the Registrable Shares have been resold, (b) such time as all of the Registrable Shares may be resold in a three-month period pursuant to Rule 144 or (c) the second anniversary of the Closing Date.

  1.5 Rights Upon Transfer. No Transferee of Registrable Shares shall be entitled to have the shares transferred to it covered by the Registration Statement unless such Transferee agrees in writing to be bound by all of the provisions of this Holder Agreement applicable to such Holder and to return a properly completed and executed Registration Statement Questionnaire and Investment Suitability Questionnaire (the "Questionnaires") furnished by GraphOn.

Section 2. INDEMNIFICATION OBLIGATIONS; APPOINTMENT OF SHAREHOLDERS' REPRESENTATIVE

  2.1 Acknowledgement of Obligation. Each Holder acknowledges such Holders' obligation, pursuant to Section 9 of the Reorganization Agreement, and subject to any limitations contained therein, to hold harmless and indemnify each of the Indemnitees from and against any, and to compensate and reimburse each of the Indemnitees for any Damages directly or indirectly suffered or incurred by any Indemnitee or to which any Indemnitee may otherwise be subject; provided, however, that, except as otherwise set forth in Section 9 of the Reorganization Agreement, each Holder's obligation pursuant to Section 9 of the Reorganization Agreement shall be limited to such Holder's share of the Escrow Amount. Each Holder hereby expressly agrees to be bound by the provisions of Section 9 of the Reorganization Agreement.

  2.2  Shareholders' Representatives.

      (a) Appointment. The Holders hereby appoint Ralph Wesinger as agent and attorney-in-fact (the "Shareholders' Representative") for and on behalf of the Holders. The Shareholders' Representative shall have full power and authority to represent all Holders and their successors with respect to all matters arising under this Holder Agreement, the Reorganization Agreement and the Escrow Agreement and all actions taken by the Shareholders' Representative hereunder and thereunder shall be binding upon all such Holders and their successors as if expressly confirmed and ratified in writing by each of them and no Holder shall have the right to object, dissent, protest or otherwise contest the same. The Shareholders' Representative may take any and all actions that it believes to be necessary or appropriate under this Holder Agreement, the Reorganization Agreement and the Escrow Agreement for and on behalf of the Holders, as fully as if the Holders were acting on their own behalf, including, without limitation, executing the Escrow Agreement as Shareholders' Representative, giving and receiving any notice or instruction permitted or required under this Holder Agreement, the Reorganization Agreement or the Escrow Agreement by the Shareholders' Representative or any Holder, interpreting all of the terms and provisions of this Holder Agreement, the Reorganization Agreement and the Escrow Agreement, authorizing payments to be made with respect hereto or thereto, obtaining reimbursement as provided for herein for all out-of-pocket fees and expenses and other obligations of or incurred by the Shareholders' Representative in connection with this Holder Agreement, the Reorganization Agreement and the Escrow Agreement, defending all indemnity claims against the Holders pursuant to Section 9.2 of the Reorganization Agreement (each an "Indemnity Claim"), consenting to, compromising or settling all Indemnity Claims, conducting negotiations with GraphOn and its agents regarding such claims, dealing with GraphOn and the Escrow Agent under this Holder Agreement, the Reorganization Agreement and the Escrow Agreement with respect to all matters arising under this Holder Agreement, the Reorganization Agreement and the Escrow Agreement, taking any and all other actions specified in or contemplated by this Agreement and the Escrow Agreement, and engaging counsel, accountants or other Representatives in connection with the foregoing matters. Without limiting the generality of the foregoing, the Shareholders' Representative shall have full power and authority to interpret all the terms and provisions of this Holder Agreement, the Reorganization Agreement and the Escrow Agreement and to consent to any amendment hereof or thereof on behalf of all such Holders and such successors. Notwithstanding the foregoing, each Shareholder shall have the right to exercise any voting rights appertaining to the Escrow Shares and the Reimbursement Shares.

      (b) Authorization. The Holders hereby authorize the Shareholders' Representative, on behalf of each Holder, to:

           (i) receive all notices or documents given or to be given to any of the Holders by GraphOn pursuant hereto or to the Reorganization Agreement or Escrow Agreement or in connection herewith or therewith and to receive and accept service of legal process in connection with any suit or proceeding arising under this Holder Agreement, the Reorganization Agreement or the Escrow Agreement;

           (ii) deliver to GraphOn at the Closing all certificates and documents to be delivered to GraphOn by any Holder pursuant to this Holder Agreement or the Reorganization Agreement, together with any other certificates and documents executed by any Holder and deposited with the Shareholders' Representative for such purpose;

           (iii) engage counsel, and such accountants and other advisors for any of the Holders and incur such other expenses on behalf of any of the Holders in connection with this Holder Agreement, the Reorganization Agreement or the Escrow Agreement and the transactions contemplated hereby or thereby as the Shareholders' Representative may in its sole discretion deem appropriate; and

           (iv) take such action on behalf of any of the Holders as the Shareholders' Representative may in its sole discretion deem appropriate in respect of:

              (A) waiving any inaccuracies in the representations or warranties of GraphOn contained in the Reorganization Agreement or in any document delivered by GraphOn pursuant hereto or pursuant to the Reorganization Agreement;

              (B) waiving the fulfillment of any of the conditions precedent to GraphOn's obligations hereunder or pursuant to the Escrow Agreement;

              (C) taking such other action as the Shareholders' Representative or any of the Holders are authorized to take under this Holder Agreement, the Reorganization Agreement or the Escrow Agreement;

              (D) receiving all documents or certificates and making all determinations, on behalf of any of the Holders, required under this Holder Agreement, the Reorganization Agreement or the Escrow Agreement;

              (E) all such other matters as the Shareholders' Representative may in its sole discretion deem necessary or appropriate to consummate this Holder Agreement, the Reorganization Agreement or the Escrow Agreement and the transactions contemplated hereby and thereby; and

              (F) all such action as may be necessary after the Closing Date to carry out any of the transactions contemplated by this Holder Agreement, the Reorganization Agreement and the Escrow Agreement, including, without limitation, the defense and/or settlement of any claims for which indemnification is sought pursuant to Section 9 of the Reorganization Agreement and any waiver of any obligation of GraphOn, Surviving Entity I or the Surviving Entity.

All actions, decisions and instructions of the Shareholders' Representative shall be conclusive and binding upon all of the Holders and no Holder nor any other Person shall have any claim or cause of action against the Shareholders' Representative, and the Shareholders' Representative shall have no liability to any Holders or any other Person, for any action taken, decision made or instruction given by the Shareholders' Representative in connection with the Escrow Agreement, this Holder Agreement or the Reorganization Agreement, except in the case of its own willful misconduct.

      (c) Indemnification of Shareholders' Representative. The Shareholders' Representative shall incur no liability to the Holders or the Escrow Agent or any other person with respect to any action taken or suffered by it in reliance upon any note, direction, instruction, consent, statement or other documents reasonably believed by the Shareholders' Representative to be genuinely and duly authorized by a majority in interest of the Holders (or the successors or assigns thereto), nor for other action or inaction taken or omitted in good faith in connection herewith or with the Escrow Agreement, in any case except for liability to the Holders for its own willful misconduct. The Shareholders' Representative shall be indemnified by the Holders out of the Reimbursement Fund for and shall be held harmless against any loss, liability or expense incurred by the Shareholders' Representative or any of its Affiliates and any of its partners, directors, officers, employees, agents, Holders, consultants, attorneys, accountants, advisors, brokers, representatives or controlling persons, in each case relating to the Shareholders' Representative's conduct as Shareholders' Representative, other than such losses, liabilities or expenses resulting from the Shareholders' Representative's willful misconduct in connection with their performance under this Holder Agreement, the Reorganization Agreement and the Escrow Agreement. This indemnification shall survive the termination of this Agreement. The costs of such indemnification (including the costs and expenses of enforcing this right of indemnification) shall be paid from the principal portion of the Reimbursement Fund. For all purposes hereunder, a majority-in-interest of the Holders shall be determined on the basis of each such Holder's ownership of GraphOn Common Stock received upon conversion of the Holder's shares of NES Common Stock in connection with the Merger immediately following the Effective Time of Merger I. The Escrow Agent shall from time to time sell such amount of the Reimbursement Shares as necessary to pay the Shareholders' Representative's costs and expenses, to the extent required by this Section 2.2(c).

      (d) Reasonable Reliance. In the performance of its duties hereunder, the Shareholders' Representative shall be entitled to rely upon any document or instrument reasonably believed by it to be genuine, accurate as to content and signed by any Holders or GraphOn. The Shareholders' Representative may assume that any person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so.

      (e) Attorney-in-Fact.

           (i) The Shareholders' Representative is hereby appointed and constituted the true and lawful attorney-in-fact of each Holder, with full power in his, her or its name and on his, her or its behalf to act according to the terms of this Holder Agreement, the Reorganization Agreement and the Escrow Agreement in the absolute discretion of the Shareholders' Representative; and in general to do all things and to perform all acts including, without limitation, executing and delivering the Escrow Agreement and any other agreements, certificates, receipts, instructions, notices or instruments contemplated by or deemed advisable in connection with the Escrow Agreement.

           (ii) This power of attorney and all authority hereby conferred is granted and shall be irrevocable and shall not be terminated by any act of any Holders, by operation of law, whether by such Holder's death, disability, protective supervision or any other event. Without limiting the foregoing, this power of attorney is to ensure the performance of a special obligation and, accordingly, each Holder hereby renounces its, his or her right to renounce this power of attorney unilaterally any time before the end of the Escrow Period (as such term is defined in the Escrow Agreement).

           (iii) Each Holder hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the Shareholders' Representative taken in good faith under the Escrow Agreement.

           (iv) Notwithstanding the power of attorney granted in this Section 2.2, no agreement, instrument, acknowledgement or other act or document shall be ineffective by reason only of a Holder having signed or given such directly instead of the Shareholders' Representative.

      (f) Liability. If the Shareholders' Representative is required by the terms of the Escrow Agreement to determine the occurrence of any event or contingency, the Shareholders' Representative shall, in making such determination, be liable to the Holders only for its proven willful misconduct as determined in light of all the circumstances, including the time and facilities available to it in the ordinary conduct of business. In determining the occurrence of any such event or contingency, the Shareholders' Representative may request from any of the Holders or any other person such reasonable additional evidence as the Shareholders' Representative in its sole discretion may deem necessary to determine any fact relating to the occurrence of such event or contingency, and may at any time inquire of and consult with others, including any of the Holders, and the Shareholders' Representative shall not be liable to any Holder for any Damages resulting from its delay in acting hereunder pending receipt and examination of additional evidence requested by it.

      (g) Orders. The Shareholders' Representative is authorized, in its sole discretion, to comply with final, nonappealable orders or decisions issued or process entered by any court of competent jurisdiction or arbitrator with respect to the Escrow Fund or the Reimbursement Fund. If any portion of the Reimbursement Fund is disbursed to the Shareholders' Representative and is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Shareholders' Representative is authorized, in its sole discretion, but in good faith, to rely upon and comply with any such order, writ, judgment or decree that it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action; and if the Shareholders' Representative complies with any such order, writ, judgment or decree, it shall not be liable to any Holder or to any other Person by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

      (h) Removal of a Shareholders' Representative; Authority of Successor Shareholders' Representative. Holders who in the aggregate hold a majority of the shares in the Escrow Fund shall have the right at any time during the term of the Escrow Agreement to remove the then-acting Shareholders' Representative and to appoint a successor Shareholders' Representative; provided, however, that neither such removal of any then acting Shareholders' Representative nor such appointment of the successor Shareholders' Representative shall be effective until the delivery to the Escrow Agent of executed counterparts of a writing signed by each such Holder with respect to such removal and appointment, together with an acknowledgment signed by the successor Shareholders' Representative appointed in such writing that he or she accepts the responsibility of being the successor Shareholders' Representative and agrees to perform and be bound by all of the provisions of this Agreement applicable to the Shareholders' Representative. Each successor Shareholders' Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Shareholders' Representative, and the term "Shareholders' Representative" as used herein and in the Escrow Agreement shall be deemed to include any interim or successor Shareholders' Representative.

      (i) Expenses of the Shareholders' Representative. The Holders (i) shall have no claim or cause of action against, may not assert any claim against, and shall indemnify and hold harmless the Shareholders' Representative and its Affiliates and any of their respective partners, directors, officers, employees, agents, Holders, consultants, attorneys, accountants, advisors, brokers, representatives or controlling persons, as provided for in Section 2.2(c) above and (ii) shall pay to the Shareholders' Representative, promptly upon request, such Holder's pro rata share of any amounts paid by the Shareholders' Representative on behalf of the Holders and all costs and expenses (including legal, accounting and other advisors' fees and expenses, if applicable) reasonably incurred by the Shareholders' Representative in connection with the protection, defense or enforcement of any rights under this Holder Agreement or the Escrow Agreement.

      (j) Irrevocable Appointment. Subject to Section 2.2(i), the appointment of the Shareholders' Representative hereunder is irrevocable and any action taken by the Shareholders' Representative pursuant to the authority granted in this
Section 2.2 shall be effective and absolutely binding on each Holder thereof notwithstanding any contrary action of, or direction from any Holder, except for actions taken by the Shareholders' Representative that constitute willful misconduct.

  2.3 Defense of Third-Party Claims. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against Surviving Entity I, against the Surviving Entity, against GraphOn or against any other Person) with respect to which an Indemnitee may seek indemnification pursuant to Section 9 of the Reorganization Agreement, GraphOn shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own. If GraphOn so proceeds with the defense of any such claim or Legal Proceeding:

      (a) all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid by the Holders;

      (b) each Holder shall make available to GraphOn any documents and materials in his possession or control that may be necessary to the defense of such claim or Legal Proceeding; and

      (c) GraphOn shall have the right to settle, adjust or compromise such claim or Legal Proceeding with the consent of the Shareholders' Representative; provided, however, that such consent shall not be unreasonably withheld.

GraphOn shall give the Shareholders' Representative prompt notice of the commencement of any such Legal Proceeding against GraphOn, against Surviving Entity I or against the Surviving Entity; provided, however, that any failure on the part of GraphOn to so notify the Shareholders' Representative shall not limit any indemnification obligations under Section 9 of the Reorganization Agreement (except to the extent such failure materially prejudices the defense of such Legal Proceeding).

  2.4 Exercise of Remedies by Indemnitees Other Than GraphOn. No Indemnitee (other than GraphOn or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under the Reorganization Agreement or this Holder Agreement unless GraphOn (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

Section 3. CERTIFICATION

  3.1 Representations, Warranties and Certification of the Holders. Each Holder represents, warrants and certifies to GraphOn as follows.

      (a) Before giving effect to the Merger: (i) each Holder is the beneficial owner of the number of shares of NES Common Stock set forth opposite the Holder's name on the Schedule of Holders attached hereto as Exhibit A (the "Shares"); (ii) each Holder has good and valid title to the Shares free and clear of any Encumbrances; (iii) the Shares are the only outstanding shares of the capital stock of NES beneficially owned by the Holder; and (iv) the Holder has the sole power to vote all of the Shares at any meeting of the stockholders of NES and the sole power to act by written consent with respect to the Shares in lieu of any such meeting. The Holder has not appointed or granted any proxy or entered into any agreement, contract, commitment or understanding with respect to any of the Shares.

      (b) The Holder has the absolute and unrestricted right, power, authority and capacity to enter into, execute, deliver and perform all of his obligations under this Holder Agreement and under each other agreement, document or instrument referred to in or contemplated by this Holder Agreement to which the Holder is or is to become a party (each such other agreement, document or instrument being referred to herein as an "Other Applicable Document").

      (c) This Holder Agreement and each Other Applicable Document (i) has been (or will when executed by the Holder be) duly and validly executed by the Holder and (ii) constitutes (or will when executed by the Holder constitute) a valid and binding obligation of the Holder, enforceable against the Holder in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors, and to general equitable principles.

      (d) Neither the execution, delivery or performance of this Holder Agreement or of any Other Applicable Document, nor the consummation of the Merger or any of the other transactions contemplated by this Holder Agreement, the Reorganization Agreement or by any Other Applicable Document, will directly or indirectly: (i) result in any violation or breach of any agreement or other instrument to which the Holder is a party or by which the Holder or any of the Shares is bound or affected; or (ii) result in a violation of any Legal Requirement or order to which the Holder or any of the Shares is subject. No authorization, consent or approval of, or notice to, any Person is required to be obtained or given by the Holder in connection with the execution, delivery or performance of the Reorganization Agreement or of any Other Applicable Document.

      (e) There is no Legal Proceeding by or before any Governmental Body pending or, to the knowledge of the Holder, threatened against the Holder that challenges or would challenge the execution, delivery or performance of this Holder Agreement or of any Other Applicable Document or the taking of any of the actions required to be taken under this Holder Agreement or under any Other Applicable Document.

      (f) The Holder is aware that (i) the GraphOn Common Stock to be issued to the Holder in the Merger will not be issued pursuant to a registration statement under the Securities Act, but will instead be issued in reliance on the exemption from registration set forth in Regulation D under the Act and (ii) neither the Transaction nor the issuance of such GraphOn Common Stock has been approved or reviewed by the SEC or by any other Governmental Body.

      (g) The Holder is aware that the GraphOn Common Stock to be issued in the Merger cannot be offered, sold or otherwise transferred, assigned, pledged or hypothecated unless such GraphOn Common Stock is registered under the Securities Act or unless an exemption from registration is available.

      (h) The GraphOn Common Stock to be issued to the Holder in the Merger will be acquired by the Holder for investment purposes only and for the Holder's own account, and not with a view to, or for resale in connection with, any unregistered distribution thereof.

      (i) The Holder is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in securities presenting investment decisions like that involved in the Holder's contemplated investment in the GraphOn Common Stock to be issued in connection with the Merger.

      (j) The Holder is an "accredited investor," as that term is defined in Rule 501 under the Securities Act.

      (k) The Holder understands that stop transfer instructions will be given to GraphOn's transfer agent with respect to the GraphOn Common Stock to be issued to the Holder in the Merger, and that there will be placed on the certificate or certificates representing such GraphOn Common Stock a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities laws or otherwise):

           "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS REGISTERED UNDER THE ACT OR UNLESS AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE."

  3.2 Reliance. The Holder acknowledges that GraphOn will rely on the Holder's representations, warranties and certification set forth in Section 3.1 above for purposes of determining the Holder's suitability as an investor in GraphOn Common Stock and for purposes of confirming the availability of an exemption from the registration requirements of the Securities Act for the issuance of shares of GraphOn Common Stock in the Merger.

  3.3 Prohibitions Against Transfer. The Holder understands and acknowledges that it shall not effect any sale, transfer or other disposition, or any assignment, pledge or hypothecation, of any shares of GraphOn Common Stock that he is to receive in the Merger unless:

      (i) such sale, transfer, disposition, assignment, pledge or hypothecation has been registered under the Securities Act;

      (ii) counsel reasonably satisfactory to GraphOn shall have advised GraphOn in a written opinion letter (satisfactory in form and content to GraphOn), upon which GraphOn may rely, that such sale, transfer, disposition, assignment, pledge or hypothecation will be exempt from registration under the Securities Act; or

      (iii) an authorized representative of the SEC shall have rendered written advice to the Holder to the effect that the SEC would take no action, or that the staff of the SEC would not recommend that the SEC take action, with respect to such sale, transfer, disposition, assignment, pledge or hypothecation and a copy of such written advice and all other related communications with the SEC shall have been delivered to GraphOn.

  3.4 No "Net Short" Position. For so long as Holder owns any Shares, such Holder shall not maintain a Net Short Position. For purposes of this Section, a "Net Short Position" by a person means a position whereby such person has executed one or more sales of GraphOn Common Stock that is marked as a short sale and that is executed at a time when such Holder has no equivalent offsetting long position in the GraphOn Common Stock. For purposes of determining whether a Holder has an equivalent offsetting long position in the GraphOn Common Stock, all GraphOn Common Stock that is owned by such Holder shall be deemed to be held long by such Holder.

  3.5 Questionnaires. Holder has completed or caused to be completed and delivered to GraphOn the Questionnaires, and the answers to the questions in the Questionnaires are true and correct as of the date of this Agreement; provided, that the Holders shall be entitled to update such information by providing written notice thereof to GraphOn before the effective date of the Registration Statement.

Section 4. MISCELLANEOUS PROVISIONS

  4.1 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the date of this Holder Agreement) for the purpose of carrying out or evidencing any of the transactions contemplated by this Holder Agreement.

  4.2 Fees and Expenses. Except as explicitly contained in this Holder Agreement, each party to this Holder Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by or on behalf of such party in connection with the transactions contemplated by this Holder Agreement.

  4.3 Attorneys' Fees. If any action or proceeding relating to this Holder Agreement or the enforcement of any provision of this Holder Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

  4.4 Notices. Any notice or other communication required or permitted to be delivered to any party under this Holder Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile number set forth on the signature pages to this Holder Agreement (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto).

  4.5 Time of the Essence. Time is of the essence of this Holder Agreement.

  4.6 Headings. The underlined headings contained in this Holder Agreement are for convenience of reference only, shall not be deemed to be a part of this Holder Agreement and shall not be referred to in connection with the construction or interpretation of this Holder Agreement.

  4.7 Counterparts. This Holder Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

  4.8 Governing Law. This Holder Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

  4.9 Successors and Assigns. This Holder Agreement shall be binding upon: each Holder and its successors and assigns (if any); and GraphOn and its successors and assigns (if any). This Agreement shall inure to the benefit of each Holder, GraphOn and the respective successors and assigns (if any) of the foregoing. No Holder may assign any rights under this Holder Agreement to any Person unless such Person agrees in writing to be bound by the terms and provisions of this Holder Agreement, and such transfer is in compliance with the terms and provisions of this Holder Agreement and permitted by federal and state securities law. GraphOn may freely assign any or all of its rights under this

Holder Agreement, in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.

  4.10 Remedies Cumulative. The rights and remedies of the parties hereto shall be cumulative (and not alternative).

  4.11  Waiver.

      (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Holder Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Holder Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

      (b) No Person shall be deemed to have waived any claim arising out of this Holder Agreement, or any power, right, privilege or remedy under this Holder Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

  4.12 Amendments. This Holder Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

  4.13 Severability. Any term or provision of this Holder Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Holder Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

  4.14 Parties in Interest. Except for the provisions of Section 2, none of the provisions of this Holder Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

  4.15 Entire Agreement. This Holder Agreement and the Reorganization Agreement set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that (a) the Confidentiality Agreement executed on behalf of GraphOn and the Company on August 20, 2004 (the "Confidentiality Agreement") shall not be superseded by this Holder Agreement and shall remain in effect until the date on which such Confidentiality Agreement is terminated in accordance with its terms and (b) the "Binding Provisions" set forth in Part 2 of the Letter of Intent dated as of October 6, 2004 (the "LOI") shall remain in effect until such provisions terminate in accordance with the terms of the LOI.

  4.16  Construction.

      (a) For purposes of this Holder Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

      (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

      (c) As used in this Holder Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

      (d) Except as otherwise indicated, all references in this Holder Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Holder Agreement and Exhibits to this Holder Agreement.


                         [Signature page follows]

      IN WITNESS WHEREOF, the parties hereto have executed this HOLDER AGREEMENT as of the date set forth in the first paragraph hereof.


COMPANY:                                HOLDERS:

GRAPHON CORPORATION


By:                                     By:
   ---------------------------              -------------------------------

Address: 3130 Winkle Avenue             Printed Name: --------------------
         Santa Cruz, California 95065   Entity Name (if applicable): -----
         Fax:  (831) 475-3017           ----------------------------------
         Attn: William Swain            Title (if applicable): -----------
                                        Address: -------------------------
                                        Facsimile: -----------------------

                                   SCHEDULE A

                               SCHEDULE OF HOLDERS



                                  SHARES OF NES
   HOLDER                         COMMON STOCK
Ralph Wesinger                       53,480
Crystal Bay Company                  19,905
Oso Partners                          2,004
William Kennedy                       1,810
Forrest R. and Judith A. Romas        1,544
Clark Reams                             575
Neil Ison                               312
Steven Levy                             312
William Sanders                         200
Sierra Patent Group                       0
                                     ------
                    Total:           80,142
                                     ------